UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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GATX CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2 0 1 8  P R O X Y  S T A T E M E N T

Notice of Annual Meeting of Shareholders

to be held on April 30, 2018

March 19, 2018

Dear Shareholders:

On behalf of the Board of Directors, I invite you to attend GATX Corporation’s 2018 Annual Meeting of Shareholders on Monday, April 30, 2018, at 12:00 p.m. Central Time, at The Northern Trust Company, 50 South LaSalle Street, Sixth Floor Assembly Room, Chicago, Illinois. Enclosed you will find a notice setting forth the items we expect to address at the meeting, our proxy statement, a form of proxy, and a copy of our 2017 annual report to our shareholders.

The North American railcar leasing market experienced its third year of a downturn in 2017. Large numbers of idle existing railcars, combined with the overbuilding of new railcars, caused a continued oversupply situation in the market. Despite relatively stable underlying demand and modest improvement in railcar loadings, this oversupply of railcars tempered lease rate increases across the industry.

In light of these industry conditions, our performance was outstanding. We maintained an industry-leading fleet utilization of over 98% throughout the year, reflective of the diversity and quality of our fleet and the breadth of our customer relationships. Our international railcar leasing business maintained higher fleet utilization than expected throughout the year, while our American Steamship subsidiary significantly increased its profitability by carrying more tonnage and operating its fleet more efficiently. Lastly, our aircraft spare engine leasing joint ventures with Rolls-Royce produced another year of excellent financial results.

Our strong operating performance during the year yielded excellent financial results as GATX:

•	produced diluted earnings per share of $12.75 ($4.70 excluding tax adjustments and other items)[1]

•	earned return on equity of 32.0% (13.1% excluding tax adjustments and other items)[1]

•	returned more than $168 million to our shareholders through payment of dividends and share repurchases

•	invested over $603 million in our businesses around the globe.

Your vote is very important. Whether or not you plan to attend in person, please ensure that your shares are represented at the meeting by promptly voting and submitting your proxy by internet or telephone, or by signing and returning your proxy card in the enclosed envelope.

On behalf of the Board of Directors and management, I would like to thank you for your continued support of GATX. We hope you will be able to attend the meeting and look forward to seeing you there.

Sincerely,
Chairman of the Board, President and Chief Executive Officer

Important Notice Regarding the Availability of Proxy Materials

For the Shareholders Meeting to be held on April 30, 2018.

The Company’s Proxy Statement for the 2018 Annual Meeting of Shareholders, the Annual Report to Shareholders for the year ended December 31, 2017, and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, are available at: www.envisionreports.com/GATX.

[1]	Our 2017 financial results calculated in accordance with GAAP include $317.0 million of tax adjustments and other items, the most significant of which was an estimated one-time, non-cash, net-tax benefit resulting from the enactment of the Tax Cuts and Jobs Act of 2017. For a reconciliation of net income, diluted earnings per share, and return on equity, excluding tax adjustments and other items, to net income, diluted earnings per share, and return on equity calculated in accordance with GAAP, please see Exhibit B to this Proxy Statement.

Notice of Annual Meeting of Shareholders

GATX 2018 Annual Meeting of Shareholders

Date:	Monday, April 30, 2018	Items of Business: • Election of 10 Directors • Adoption of Advisory Resolution to Approve Executive Compensation • Ratification of Independent Registered Public Accounting Firm
Time:	12:00 p.m. Central Time
Place:	The Northern Trust Company 50 South LaSalle Street Sixth Floor Assembly Room Chicago, Illinois
Record Date:	Close of business on March 5, 2018

Advance Voting Methods and Deadlines

Internet and telephone voting are available 24 hours a day, seven days a week up to these deadlines:

•	Registered Shareholders or Beneficial Owners—11:59 p.m. Eastern Time on April 29, 2018

•	Participants in GATX 401(k) Plans—8:00 a.m. Eastern Time on April 26, 2018.

Go to the website identified on the proxy card • Enter the Control Number printed on the proxy card • Follow instructions on the screen.	Call the toll-free number identified on the proxy card • Enter the Control Number printed on the proxy card • Follow the recorded instructions.

Mark your selections on the enclosed proxy card

•  Date and sign your name exactly as it appears on the proxy card

•  Promptly mail the proxy card in the enclosed postage-paid envelope.

Return promptly to ensure that it is received before the deadlines stated above.

You can vote in person at the annual meeting.

By Order of the Board of Directors,

Executive Vice President, General Counsel and

Corporate Secretary

GATX CORPORATION - 2018 Proxy Statement	i

ii	GATX CORPORATION - 2018 Proxy Statement

Proxy Summary

The Board of Directors (the “Board”) of GATX Corporation (“GATX”, the “Company”, “we”, “us”, or “our”) is soliciting proxies for use at the Company’s Annual Meeting of Shareholders to be held on Monday, April 30, 2018 (the “Annual Meeting”). This Proxy Statement and accompanying proxy card are being mailed to shareholders on or about March 19, 2018.

This summary highlights information elsewhere in this Proxy Statement and does not contain all of the information you should consider in voting. Please read the entire Proxy Statement carefully before voting your shares.

Annual Meeting of Shareholders

  When  g April 30, 2018, 12:00 p.m. Central Time

  Where g The Northern Trust  Company,

                  50 South LaSalle  Street, Sixth Floor Assembly Room, Chicago, Illinois

You may vote if you were a shareholder of record at the close of business on March 5, 2018. We hope that you will be able to attend the Annual Meeting, but if you cannot do so, it is important that your shares be represented.

We urge you to read the Proxy Statement carefully and to vote your shares in accordance with the Board’s recommendations by internet or telephone, or by signing and returning the enclosed proxy card in the postage-paid envelope provided, whether or not you plan to attend the Annual Meeting.

Voting Recommendations of the Board

Item	Description	For	Against	Page
1	Election of directors			15
2	Adoption of advisory resolution approving our executive compensation			25
3	Ratification of independent registered public accounting firm			53

You may revoke your proxy and change your vote at any time before the final vote at the Annual Meeting.

Voting at the Annual Meeting (page 61)

If your shares are registered in your name with our transfer agent, you may vote in person at the Annual Meeting. If you hold your shares through a broker, bank, or other nominee, you will not be able to vote in person at the Annual Meeting unless you first obtain a legal proxy from your nominee. For further information, please see How do I vote? on page 61.

Questions and Answers (page 61)

We encourage you to review the Questions and Answers about the Annual Meeting beginning on page 61 for answers to common questions about the rules and procedures surrounding the proxy and annual meeting process.

GATX CORPORATION - 2018 Proxy Statement	1

PROXY SUMMARY

CORPORATE GOVERNANCE (PAGE 5)

GATX has a long-standing commitment to strong corporate governance, which promotes the long-term interests of shareholders and strengthens Board and management accountability. Highlights of our corporate governance practices include:

✓	Annual Election of Directors	✓	Annual CEO Succession Planning by Full Board
✓	Majority Voting for Directors	✓	Risk Oversight by Full Board and Committees
✓	Resignation Policy for Directors who Fail to Receive a Majority Vote	✓	Annual Board and Committee Self-Evaluations
✓	9 of 10 Director Nominees are Independent	✓	No Poison Pill
✓	Diversity of Experience and Skills Among Directors	✓	Anti-Hedging/Anti-Pledging Policies for Directors, Officers, and Employees
✓	Annual Director Skills Assessment and Board Succession Planning	✓	Share Ownership Requirements for Directors and Executive Officers
✓	Independent Lead Director	✓	Clawback Policy for Equity Awards and Incentive Compensation
✓	Independent Audit, Compensation, and Governance Committees	✓	Annual “Say on Pay” Advisory Vote
✓	Regular Executive Sessions of Independent Directors	✓	Active Shareholder Engagement Program

DIRECTOR NOMINEES (PAGE 17)

The following table provides summary information about each director nominee.

Name	Age	Director Since	Principal Occupation	Committee Memberships[1]	Other Public Company Boards
Diane M. Aigotti*	53	2016	Executive Vice President, Managing Director and Chief Financial Officer, Ryan Specialty Group, LLC	A, G	0
Anne L. Arvia*	54	2009	Former Acting President, Senior Vice President and Managing Director, USAA Bank	A (Chair), G	0
Ernst A. Häberli*	69	2007	Retired; Former President, Commercial Operations International, The Gillette Company	C, G	0
Brian A. Kenney	58	2004	Chairman, President and Chief Executive Officer, GATX Corporation	None	1
James B. Ream*	62	2008	Former Senior Vice President – Operations, American Airlines	LD	0
Robert J. Ritchie*	73	2011	Retired; Former Chief Executive Officer, Canadian Pacific Railway Company	A, G	0
David S. Sutherland*	68	2007	Retired; Former President and Chief Executive Officer, IPSCO, Inc.	C (Chair), G	2
Casey J. Sylla*	74	2005	Retired; Former Chairman and Chief Executive Officer, Allstate Life Insurance Company	A, C	2
Stephen R. Wilson*	69	2014	Retired; Former Chairman, President and Chief Executive Officer, CF Industries Holdings, Inc.	A, C	1
Paul G. Yovovich*	64	2012	President, Lake Capital	C, G (Chair)	0

*	Independent Director
1	A = Audit Committee; C = Compensation Committee; G = Governance Committee; LD = Lead Director

2	GATX CORPORATION - 2018 Proxy Statement

PROXY SUMMARY

APPROVAL OF 2017 EXECUTIVE COMPENSATION (PAGE 25)

Railcar leasing is our core business, accounting for approximately 85% of our 2017 revenue. Our rail customers operate in cyclical markets, such as the petroleum, chemical, fertilizer, food/agricultural, transportation, and construction industries. Combined with changing macroeconomic conditions and swings in railcar supply, this results in significant volatility in utilization and lease rates for railcars over time. At the same time, railcars have very long useful lives of 20-45 years. Thus, we have to proactively manage our business with a long-term view, which includes buying, leasing, maintaining, and selling railcars into these constantly changing business conditions over decades.

Our compensation programs reflect this cyclicality by appropriately rewarding management to emphasize current financial returns over growth in capital employed during stronger markets and, conversely, to emphasize growth in capital employed over current financial returns in weaker markets. In this way, our Compensation Committee believes that our plans have been designed to reward executives for achieving those goals that will maximize long-term shareholder value.

The North American railcar leasing market experienced its third year of a downturn in 2017. Large numbers of idle existing railcars, combined with the overbuilding of new railcars, caused a continued oversupply situation in the market. Despite relatively stable underlying demand and modest improvement in railcar loadings, this oversupply of railcars tempered lease rate increases across the industry.

In light of these industry conditions, our performance was outstanding. We maintained an industry-leading fleet utilization of 98% or higher throughout the year, reflective of the diversity of our quality fleet and the breadth of our customer relationships. Our international railcar leasing business maintained higher fleet utilization than expected throughout the year, while our American Steamship subsidiary significantly increased its profitability by carrying more tonnage and operating its fleet more efficiently. Lastly, our aircraft spare engine leasing joint ventures with Rolls-Royce produced another year of excellent financial results. In addition, our strong balance sheet continues to offer us flexibility to pursue any secondary market acquisition opportunities that may arise. We believe that we are well prepared to capitalize on the inherent cyclicality in our markets and well positioned to achieve our twin objectives of growth and return over the long term.

Key 2017 Accomplishments

Strong Earnings[1]	• Net income of $502.0 million ($185.0 million excluding tax adjustments and other items)
• Diluted earnings per share of $12.75 ($4.70 excluding tax adjustments and other items)
• Return on equity of 32.0% (13.1% excluding tax adjustments and other items)
Excellent Operating Performance	• Maintained high fleet utilization of over 98%
• Placed the majority of our 2018 new railcar deliveries with customers well in advance of their delivery dates
• Optimized our fleet by selling railcars into a robust secondary market, generating $44.6 million in remarketing income in North America
• Invested over $603 million, primarily in our rail business in North America and Europe
Returned Cash to Shareholders	• Increased our dividend for the 7th consecutive year to $1.68 per share, completing our 99th year of uninterrupted dividends
• Returned over $168 million to shareholders through share repurchases and dividends.

[1]	Our 2017 financial results calculated in accordance with GAAP include $317.0 million of tax adjustments and other items, the most significant of which was an estimated one-time, non-cash, net-tax benefit resulting from the enactment of the Tax Cuts and Jobs Act of 2017. For a reconciliation of net income, diluted earnings per share, and return on equity, excluding tax adjustments and other items, to net income, diluted earnings per share, and return on equity calculated in accordance with GAAP, please see Exhibit B to this Proxy Statement.

GATX CORPORATION - 2018 Proxy Statement	3

PROXY SUMMARY

Our compensation plans are directly linked to our financial and operating performance and creation of long-term shareholder value. Approximately 81% of our Chief Executive Officer’s compensation and approximately 63% of our other named executive officers’ compensation is performance-based and not guaranteed. We encourage you to read the Compensation Discussion and Analysis starting on page 26 for more details regarding our performance and the alignment of our executive compensation with our performance and long-term shareholder value.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (PAGE 53)

We ask that our shareholders ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for 2018. Below is summary information about Ernst & Young LLP’s fees for services provided in 2017 and 2016.

Type of Fees	2017	2016
Audit Fees	$2,613,000	$2,747,000
Audit-Related Fees	$136,000	$134,000
Tax Fees	$63,000	$44,500
All Other Fees	$2,000	$2,000
TOTAL Fees	$2,814,000	$2,927,500

4	GATX CORPORATION - 2018 Proxy Statement

Proxy Statement

CORPORATE GOVERNANCE

Board of Directors

The Board of Directors provides oversight, strategic direction, and counsel to management regarding the business, affairs, and long-term interests of GATX and our shareholders. Its responsibilities include the following:

•	reviewing and approving our major financial objectives, strategic and operating plans, strategic transactions with third parties, and other significant actions

•	overseeing the conduct of our business

•	assessing business risks to evaluate whether any changes to our business, strategy, or risk management practices may be warranted

•	overseeing our processes for maintaining the integrity of our financial statements and other public disclosures

•	ensuring compliance with law and ethical standards.

GATX has a long-standing commitment to strong corporate governance and ethical standards. Demonstrating this commitment, the Board has adopted the GATX Corporate Governance Guidelines, Code of Business Conduct and Ethics, and Code of Ethics for

Senior Company Officers, as well as charters for each of the Board’s committees. These documents constitute the foundation of our corporate governance structure and are available on our website (www.gatx.com) in the Investor Relations section under “Corporate Governance”.

The Board and its committees meet throughout the year on an established schedule and hold special meetings from time to time as appropriate. Following each meeting, the Board’s independent directors meet in executive sessions without the Chairman and Chief Executive Officer or other members of management present. The Lead Director serves as Chair of the executive sessions of the Board.

The Board met six times during 2017, and each director attended at least 75% of the meetings of the Board and the committees on which he or she served during the year. We encourage all directors to attend the 2018 Annual Meeting of Shareholders, and in 2017, all directors then serving on the Board attended the annual meeting.

Board Independence

The Board has adopted the GATX Director Independence Standard set forth in Exhibit A to this Proxy Statement to evaluate the independence of directors and director nominees and to ensure compliance with the independence standards required by the New York Stock Exchange (“NYSE”) for listed companies. In accordance with this standard, and considering all relevant facts and circumstances, the Board has made an affirmative determination that none of the following directors has a material relationship with GATX other than in his or her capacity as a member of the Board and that all of the following directors are independent: Diane M. Aigotti, Anne L. Arvia, Ernst A. Häberli, James B. Ream, Robert J. Ritchie, David S. Sutherland, Casey J. Sylla, Stephen R. Wilson, and Paul G. Yovovich.

Board Leadership Structure

•	Brian A. Kenney serves as our Chairman and Chief Executive Officer

•	James B. Ream serves as our Lead Director

•	9 of our 10 directors are independent under the NYSE listing standards and the GATX Director Independence Standard

•	All of the members of the Board’s Audit, Compensation, and Governance Committees are independent.

The Board believes that having our Chief Executive Officer serve as Chairman of the Board is in the best interests of our shareholders because the Chief Executive Officer’s extensive knowledge of our business and strategy provides the Board with a clear understanding of the issues facing the Company and promotes effective Board decision-making, alignment on corporate strategy, and effective execution of that strategy by management.

GATX CORPORATION - 2018 Proxy Statement	5

CORPORATE GOVERNANCE

The Board believes it is important to select the most qualified and appropriate director to serve as Chairman, whether that individual is an outside director or a member of executive management. Currently, Brian A. Kenney, our Chief Executive Officer, serves as Chairman. The Board believes that Mr. Kenney is the most appropriate individual to serve as Chairman because of his extensive knowledge of our business and strategy, as well as his demonstrated skill and commitment to performing effectively as Chairman of the Board. Having the Chief Executive Officer serve as Chairman provides the Board with a clear understanding of issues facing GATX, which, in turn, promotes effective Board decision-making, alignment on corporate strategy, and accountability of management.

Our Board is structured to promote independence whether or not its Chairman is a member of executive management. The entire Board, with the exception of Mr. Kenney, consists of independent directors, and the Audit, Compensation, and Governance Committees also are composed entirely of independent directors. The independent directors on the Board meet after each Board meeting in executive sessions that are not attended by Mr. Kenney or other members of management.

In addition, under our Corporate Governance Guidelines, the independent directors serving on the Board annually designate an independent Lead Director to provide leadership to the non-management members of the

Board and to work with the Chairman and Chief Executive Officer and the other Board members to provide effective and independent oversight of our management and affairs. Currently, James B. Ream serves as Lead Director. The Board’s independent directors have adopted the Lead Director Guidelines, which establish the powers and duties of the Lead Director, including the following:

•	presiding at meetings of the Board if the Chairman and Chief Executive Officer is not present

•	regularly convening and serving as chair of executive sessions of the independent directors

•	serving as principal liaison between the Chairman and Chief Executive Officer and the independent directors

•	advising the Chairman and Chief Executive Officer as to the quality, quantity, and timeliness of the flow of information from the Company’s management that is necessary for the independent directors to effectively and responsibly perform their duties

•	in consultation with the Chairman and Chief Executive Officer, establishing the meeting schedules and agendas for each Board meeting to ensure that the Board has adequate time for discussion and consideration of matters

•	interviewing, along with the Chair of the Governance Committee, all director candidates and making recommendations to the Governance Committee.

Board Committees

Director*	Board of Directors	Audit Committee	Compensation Committee	Governance Committee
Diane M. Aigotti	●	●		●
Anne L. Arvia	●	C		●
Ernst A. Häberli	●		●	●
Brian A. Kenney	C
James B. Ream	L
Robert J. Ritchie	●	●		●
David S. Sutherland	●		C	●
Casey J. Sylla	●	●	●
Stephen R. Wilson	●	●	●
Paul G. Yovovich	●		●	C
Number of 2017 meetings	6	6	5	4

*	In the table above, “C” means Chair and “L” means Lead Director.

6	GATX CORPORATION - 2018 Proxy Statement

CORPORATE GOVERNANCE

The Board has three standing committees: the Audit Committee, the Compensation Committee, and the Governance Committee. Each committee is composed of directors determined by the Board to be independent in accordance with the listing standards of the NYSE. Mr. Ream serves as Lead Director and, while he does not serve as a member of any particular Board committee, he has a standing invitation as Lead Director to attend the meetings of all Board committees.

The principal responsibilities of each of these committees are described generally below and in detail in their respective committee charters, which are available on our website (www.gatx.com) in the Investor Relations section under “Corporate Governance”.

Audit Committee

The Board has determined that each member of the Audit Committee has accounting or related financial management expertise and is “financially literate”, as that term is used in the listing standards of the NYSE. In addition, the Board has determined that each member of the Audit Committee is an “audit committee financial expert”, as that term is defined by the rules of the US Securities and Exchange Commission (“SEC”). All members of the Audit Committee satisfy the NYSE’s independence standards applicable to audit committee members.

The Audit Committee’s functions include the appointment, retention, compensation, and oversight of our independent registered public accounting firm. The Audit Committee also reviews any related party transactions and assists the Board in oversight of:

•	the integrity of our financial statements

•	our compliance with legal and regulatory requirements

•	our guidelines, policies, and procedures with respect to risk assessment and risk management

•	the independent registered public accounting firm’s qualifications and independence with respect to services performed, including non-audit fees and services

•	the performance of our internal audit function and the independent registered public accounting firm.

The Audit Committee maintains free and open communication, and meets separately at each regularly scheduled committee meeting, with our independent registered public accounting firm, our internal auditor, and management.

Compensation Committee

The Compensation Committee’s functions include:

•	conducting an annual evaluation of the Chief Executive Officer’s performance

•	annually setting the Chief Executive Officer’s compensation level and reviewing and approving compensation levels of our other senior officers

•	establishing and administering our incentive compensation plans, equity-based plans, and other bonus plans, including granting awards and approving payouts under our plans

•	annually reviewing the corporate goals and objectives relating to compensation of our Chief Executive Officer and other senior officers

•	periodically reviewing and making recommendations to the Board regarding the compensation of our non-management directors

•	evaluating the qualifications and independence of the Compensation Committee’s independent compensation consultant.

Pay Governance LLC (“Pay Governance”) served as the Compensation Committee’s independent compensation consultant during 2017. In addition to providing advice on various aspects of GATX’s compensation plans, programs, and policies, Pay Governance also advises the Compensation Committee periodically on current trends and best practices and reviews the agendas and supporting materials with management and the Compensation Committee Chair in advance of each committee meeting. A Pay Governance representative attends all Compensation Committee meetings, including executive sessions at which management is not present, and meets independently with the Compensation Committee as appropriate. In addition, Pay Governance provides specific recommendations for the Chief Executive Officer’s compensation and advice on the recommendations made by the Chief Executive Officer with respect to the compensation of other executives.

GATX CORPORATION - 2018 Proxy Statement	7

CORPORATE GOVERNANCE

Governance Committee

The Governance Committee’s functions include:

•	identifying individuals qualified to become Board members and recommending to the Board a slate of director nominees for election at each annual meeting of shareholders

•	ensuring that all of the Board committees have the benefit of qualified and experienced independent directors

•	regularly reviewing a matrix of director skills to ensure a diversity of relevant experience and skills on the Board
•	developing and overseeing an effective set of corporate governance policies and procedures designed to ensure that GATX adheres to strong corporate governance and ethical standards and complies with all applicable legal and regulatory requirements

•	overseeing the evaluation of the Board’s performance and effectiveness, including the directors’ attendance and contributions to Board deliberations, and making such recommendations to the Board as may be appropriate.

Annual Board and Committee Evaluations

The Board conducts an evaluation of its performance and effectiveness on an annual basis. The purpose of the evaluation is to obtain the directors’ feedback on the Board’s performance and identify ways to enhance its effectiveness. As part of the evaluation, each director receives a written questionnaire developed by the Governance Committee to solicit input on the Board’s performance, effectiveness, composition, priorities, and culture. Using the questionnaire as a guide, the Governance Committee Chair conducts personal interviews with all directors to obtain their feedback and discuss any other issues or concerns they may have. The Governance Committee Chair compiles the collective views and comments of the directors and then reports the results of the evaluation to the full Board.

Each of the Board’s committees conducts its own evaluation using the same process as the Board evaluation. The Chair of each committee conducts personal interviews with the other committee members and, after compiling the results, presents a report to the committee and the full Board.

Each year, the Governance Committee Chair conducts a personal interview with each Board member to gather in-depth perspectives and candid insight about Board performance and effectiveness. The Chair of each committee follows the same process to obtain feedback from committee members on the committee’s performance and effectiveness.

Board Refreshment

The Board, led by the Governance Committee, regularly evaluates its own composition and succession plans in light of the Company’s evolving business and strategic needs. The focus of this process is to ensure that the Board is composed of directors who possess a wide variety of relevant skills, professional experience, and backgrounds, bring diverse viewpoints and perspectives, and effectively represent the long-term interests of shareholders. While the Board does not have a formal policy on diversity, the Board values diversity in viewpoints, professional experiences, education, skills, and other individual qualities and attributes that contribute to an active, effective Board. The Board believes that new ideas and perspectives are critical to a forward-looking and strategic Board, as are the extensive experience and deep understanding of our business and industry that long-serving directors possess. Accordingly, in its board refreshment and succession planning process, the Board considers both the benefits of continuity and fresh perspectives that new directors can bring.

In considering potential director candidates, the Governance Committee and Board take into account, among other factors, the needs of the Board and the Company in light of the overall composition of the Board with a view to achieving a balance of the skills, experience, and attributes that would be beneficial to the Board’s oversight role. For more information, see Director Criteria and Nomination Process on page 15.

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CORPORATE GOVERNANCE

Succession Planning

The Board regularly reviews long-term and emergency succession plans for the Chief Executive Officer and for other senior management positions. In assessing possible Chief Executive Officer candidates, the Board identifies the key skills, experience, and attributes it believes are required to be an effective Chief Executive Officer in light of the Company’s business strategies, opportunities, and challenges. In addition, the Board ensures that directors have substantial opportunities over the course of the year to engage with possible succession candidates.

GATX CORPORATION - 2018 Proxy Statement	9

CORPORATE GOVERNANCE

Risk Oversight

FULL BOARD

While management is responsible for managing risk, the Board and its committees play a role in overseeing our risk management practices. We have robust internal processes and an effective internal control environment that facilitates identification and management of risk and regular communication with the Board. These include an enterprise risk management program, regular internal management disclosure committee meetings, codes of business conduct and ethics, a strong ethics and compliance program, and a comprehensive internal and external audit process. The Board implements its risk oversight function both as a whole and through delegation to Board committees, which meet regularly and report back to the Board.

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Audit Committee	Compensation Committee	Governance Committee

Plays a key role in the Board’s risk oversight process, particularly in relation to risks that could have a financial impact, such as financial reporting, taxes, accounting, disclosure, internal controls, legal matters, cybersecurity, and our ethics and compliance programs.

Discusses our risk assessment and risk management guidelines and policies with management, the internal auditors, and the independent registered public accounting firm.

Receives regular reports from management and discusses steps taken by management to monitor and control risk exposures.

Reviews all of our quarterly financial reports, including any disclosure therein of risk factors affecting us and our business.

Receives regular reports from management regarding cybersecurity matters, including updates on key risks, results of regular vulnerability testing, reports on any cybersecurity incidents, and actions taken by management to strengthen our information security program.

Provides regular reports to the Board on its risk oversight activities and any issues identified thereby.

Manages risks associated with personnel and compensation issues, including executive compensation.

Receives regular reports from the independent compensation consultant and management concerning our compensation plans, policies, and practices.

Sets performance goals under our annual and long-term incentive plans and oversees our compensation plans, policies, and practices.

Provides regular reports to the Board on its oversight of compensation-related risks.

Together with Compensation Committee’s independent consultant, provides input to our human resources staff in conjunction with their annual assessment of potential risks that may be created by our compensation plans, policies, and practices. The assessment conducted for 2017 found that our compensation plans, policies, and practices did not create risks that would be reasonably likely to have a material adverse effect on GATX. In reaching this conclusion, we considered the mix of compensation paid to employees, as well as the risk control and mitigation features of our plans, including appropriate performance measures and targets, incentive plan payout maximums, our compensation clawback policy, and mandatory stock retention requirements for our executive officers.

Manages risks associated with governance issues, such as the independence of the Board, Board effectiveness and organization, corporate governance, and director succession planning.

Reviews the skills and experience of the directors on a regular basis to ensure the diversity of relevant experience necessary for an effective Board.

Maintains corporate governance guidelines and procedures designed to assure compliance with all applicable legal and regulatory requirements and governance standards.

Provides regular reports to the Board on its activities.

10	GATX CORPORATION - 2018 Proxy Statement

CORPORATE GOVERNANCE

Anti-Hedging, Anti-Pledging Policies

In addition to prohibiting our directors, officers, and employees from trading in GATX stock while in possession of material non-public information, our Insider Trading Policy also prohibits certain transactions in GATX stock that may create the potential for the interests of a director, officer, or employee to diverge from the interests of GATX and its shareholders. In particular, our policy prohibits directors, officers, and employees from engaging in hedging transactions, short sales, and transactions in publicly traded options involving GATX stock. The policy also prohibits directors, officers, and employees from holding GATX stock in a margin account or pledging GATX stock as collateral for a loan.

Related Party Transactions

Related Party Transactions Approval Policy

We recognize that transactions with related parties present a heightened risk of real or perceived conflicts of interest and, therefore, may raise questions as to whether those transactions are consistent with the best interests of GATX and its shareholders. Accordingly, we have a formal, written policy that requires all related party transactions to be reviewed and approved by the Audit Committee. A “related party transaction” means any transaction (or series of transactions) valued at over $120,000 in which GATX is a participant and in which any “related party” has or will have a direct or indirect material interest. Our policy defines a “related party” to include all of our directors and executive officers, holders of more than 5% of our voting stock, and the immediate family members of those persons.

Under our policy, the Audit Committee will approve a related party transaction only if it determines that the transaction is in, or not inconsistent with, the best interests of GATX and our shareholders, including, for example, situations where:

•	the transaction may enable us to obtain products or services of a nature, quantity, or quality, or on other terms, that are not readily available from alternative sources

•	the transaction is on “arm’s length” terms comparable to the terms on which we provide products or services to unrelated third parties or to our employees generally.

Upon completion of its review, the Audit Committee will approve or disapprove the related party transaction. In approving any related party transaction, the Audit Committee also will make a determination that the transaction does not constitute a conflict of interest under our Code of Business Conduct and Ethics.

Director and Officer Indemnification and Insurance Arrangements

As required by our By-Laws, we indemnify our directors and officers to the fullest extent permitted by the New York Business Corporation Law. In addition, we have entered into indemnification agreements with each member of the Board that contractually obligate us to provide this indemnification to our directors.

As permitted by the New York Business Corporation Law and our By-Laws, we maintain insurance policies that provide liability protection to our directors and officers for claims for which they may not be indemnified by the Company. These insurance policies also provide reimbursement to GATX for indemnification payments we make on behalf of our directors and officers, subject to the conditions and exclusions specified in the policies.

GATX CORPORATION - 2018 Proxy Statement	11

CORPORATE GOVERNANCE

Shareholder Engagement

We believe that understanding issues of importance to our shareholders is critical for us to address their interests in a meaningful and effective way. It is also a tenet of good corporate governance. In that light, we engage with our shareholders on a regular basis to discuss a range of topics, including our performance, strategy, executive compensation, and corporate governance. Dialogue and engagement with our shareholders helps us understand how they view us, set goals and expectations for our performance, and identify emerging issues that may affect our strategies, corporate governance, compensation practices, or other aspects of our operations.

Our outreach program includes investor road shows, analyst meetings, and investor conferences. We also provide investors with access to our executive officers in an effort to provide a full perspective on business operations, market conditions, and our long-term strategy. We communicate with shareholders through various media, including our annual report and SEC filings, proxy statement, news releases, and our website. We hold conference calls for our quarterly earnings releases and other major corporate events which are open to all. These calls are available in real time and as archived webcasts on our website.

In addition, over the last eighteen months, our investor relations staff contacted our largest shareholders to offer them the opportunity meet with members of our Board and senior management. For those shareholders who expressed an interest in meeting, we offered to arrange meetings with our Lead Director, the Chairs of our Compensation and Governance Committees, and our senior management team to discuss corporate governance, business strategy, and other topics of interest to them. Over the last 18 months, members of our Board or senior management have met with five of our largest shareholders, who collectively own more than 50% of our outstanding shares.

Environmental, Health, and Safety

GATX’s vision is to be recognized as the finest railcar leasing company in the world by our customers, shareholders, employees, and the communities in which we operate. Consistent with that vision, we are committed to operating at the highest levels of safety and ethics, and in compliance with environmental, health, and safety (“EHS”) rules, regulations, and standards applicable to our business.

Our EHS Program

Responsible Care Partnership

GATX was the first U.S. railcar leasing company to achieve certification as a Responsible Care® Partner, as certified by the American Chemistry Council (“ACC”) and the Chemical Industry Association of Canada. The Responsible Care® Partnership program is a voluntary initiative developed by the global chemical industry to drive continuous improvement and achieve excellence in environmental, health and safety, and security performance. As a Responsible Care® partner, we are required to meet technical and management standards for:

•	operations

•	environmental protection

•	employee health and safety
•	product and transportation safety

•	emergency response

•	dialogue with communities, first responders, and other interested parties where we operate

Using the Responsible Care® framework, we have established an EHS management system that strives for continuous improvement. We continually measure our performance and set goals for improvement in many key metrics such as safety incident rate, community involvement and support, environmental emissions, workers’ compensation, waste generation, and energy consumption. Our management team takes an active role in developing and communicating our annual EHS goals across the organization and monitoring the Company’s efforts to achieve those goals.

12	GATX CORPORATION - 2018 Proxy Statement

CORPORATE GOVERNANCE

We take our commitment to the Responsible Care® framework very seriously, and as part of our participation, our facilities are audited on a periodic basis by nationally-accredited, independent auditors to ensure compliance with program standards. Our commitment to our EHS program is supported by the results we have achieved. Highlights of our work in 2017 include:

•	for the second time, we were recognized by the ACC as a Responsible Care® Partner of the Year
•	workplace safety performance at GATX improved in 2017 for the fifth year in a row

•	we continued our program to install more energy efficient lighting and equipment in our facilities and replace aging equipment with newer energy efficient models

•	we completed a multi-million dollar investment in updated, state-of-the-art fall protection systems at our North American repair facilities to improve the safety of our employees who work on top of railcars.

TankTrainer Program®

Our repair and maintenance facilities maintain an ongoing relationship with first responders in the communities where we operate to coordinate response plans in the event of an EHS incident involving our railcars or our facilities. In addition, we offer a TankTrainer® Program that provides hands-on training in the proper use and handling of railcars for customers, railroads, and first responders. Since 1993, our TankTrainer® has conducted more than 250 mobile training events for nearly 22,000 emergency responders and customers.

Sustainability

We are committed to environmental sustainability and take a leadership position in voluntary environmental initiatives by working proactively with governments, environmental groups, academia, and industry. In order to minimize the environmental impact of our operations, we invest in programs targeted to make our operations more efficient and reduce our impact on the environment.

Our American Steamship Company (“ASC”) subsidiary continues to work on developing new ballast water treatment systems for use in our vessels that operate on the Great Lakes. Ballast water discharges in the Great Lakes from vessels sailing internationally have introduced non-native aquatic species which pose a threat to the marine ecosystem of the Great Lakes. While our vessels sail exclusively within the Great Lakes, ballast water discharges from our vessels can potentially contribute to the spread of these invasive species. For the last several years, ASC has partnered with experts in the public and private sector to develop and test new technology to achieve higher levels of purity in ballast water with the goal of eliminating these invasive species from the ballast water of Great Lakes vessels.

Social

Truth, honesty, and treating all people with respect and dignity reflects our culture and the kind of workplace we are committed to maintaining: One in which our employees can reach their highest potential. We encourage diversity and inclusiveness in our workforce, and our policies and programs are designed to provide fair treatment of all employees. We believe that our investments in training, diversity, benefit programs, and education helps us to attract and retain a talented workforce. In addition, we offer our employees competitive compensation and a full array of health, welfare, and retirement benefits.

We also encourage our employees to volunteer in their communities, and we offer opportunities for them to tutor, mentor, build playgrounds, paint schools, work at food banks and shelters, and participate in food, clothing, and toy collection drives. Key highlights of our employee engagement and volunteer efforts in 2017 included:

•	the Chicago Tribune recognized GATX as a “2017 Top Workplace” based on surveys about our workplace environment completed by our employees

•	For the fifth consecutive year, GATX was the largest donor to Make-A-Wish of Illinois. We are also the largest donor in the history of Make-A-Wish of Illinois

•	We continued our support of the Big Shoulders Fund’s Patrons Program by adopting two public schools in Chicago and offering our employees the opportunity to volunteer hours, guidance, tutoring, and much needed funding to help those inner-city schools succeed over the long-term.

GATX CORPORATION - 2018 Proxy Statement	13

CORPORATE GOVERNANCE

Communication with the Board

GATX shareholders and other interested parties may, at any time, communicate directly with the Board, any of our directors individually (including the Lead Director), or our non-management directors as a group through the office of our Corporate Secretary as follows:

•	by mail addressed to the Board, any director, or the non-management directors as a group, c/o the Corporate Secretary, GATX Corporation, 222 West Adams Street, Chicago, Illinois 60606

•	electronically by sending an e-mail to contactboard@gatx.com

•	anonymously through our hotline vendor, Convercent, by internet at www.convercent.com/report or by telephone at (800) 461-9330.

Our Corporate Secretary will review communications received by any of these methods and forward the communication promptly to the Board, individual directors, the Lead Director, or the non-management directors as a group, as appropriate, depending on the subject matter and facts and circumstances described in the communication.

Communications that are not related to the duties and responsibilities of the Board, are patently frivolous, or are otherwise considered to be improper for submission to the intended recipient(s), will not be forwarded.

14	GATX CORPORATION - 2018 Proxy Statement

PROPOSAL 1:    ELECTION OF DIRECTORS

Director Criteria and Nomination Process

Each year, the Board nominates a slate of director candidates for election at the Annual Meeting of Shareholders. The Board has delegated the process for screening potential director candidates to the Governance Committee with input from the Chairman and Chief Executive Officer and the Lead Director. When the Governance Committee determines that it is desirable to add a director or fill a vacancy on the Board, it will identify one or more individuals qualified to become directors and recommend them to the Board. In identifying qualified individuals, the Governance Committee generally retains a search firm for this purpose. To be considered for membership on the Board, a candidate must meet the following minimum criteria:

•	the highest level of personal and professional ethics, integrity, and values

•	an inquisitive and objective perspective

•	broad experience at the policy-making level in business, finance, accounting, government, or education

•	expertise and experience relevant to GATX and complementary to the background and experience of other Board members, so that an optimal balance and diversity of Board members may be achieved and maintained
•	broad business and social perspective and mature judgment

•	commitment to serve on the Board for an extended period of time to ensure continuity and to develop knowledge about the Company’s business

•	demonstrated ability to communicate freely with management and the other directors, as well as the ability and disposition to meaningfully participate in a collegial decision-making process

•	willingness to devote the required time and effort to carry out the duties and responsibilities of a Board member

•	independence from any particular constituency, and the ability to represent the best interests of all shareholders and to appraise objectively the performance of management.

Diversity is a factor considered when identifying prospective nominees for our Board, although the Governance Committee does not have a formal diversity policy. Nominees are selected so that the Board represents a diversity of viewpoints, professional experiences, education, skills, and other individual qualities and attributes that contribute to an active, effective Board.

-GATX CORPORATION - 2018 Proxy Statement	15

ELECTION OF DIRECTORS

Director Experience, Qualifications, and Skills

The Governance Committee is responsible for recommending to the full Board a slate of director nominees who collectively have the complementary experience, qualifications, skills, and attributes to guide the Company and function effectively as a Board. We believe that each of the nominees satisfies the criteria for membership set forth above and has key skills and attributes that are important to an effective board. Each of the nominees, other than Mr. Kenney, is also independent of the Company and management. See Board Independence on page 5.

Listed below are certain key experiences, qualifications, and skills of our director nominees that the Governance Committee believes are relevant and important in light of GATX’s business and structure.

16	GATX CORPORATION - 2018 Proxy Statement

ELECTION OF DIRECTORS

Shareholder Recommendation and Nomination of Directors

The Board also will consider any candidates who may be recommended by shareholders. The Board conducts such inquiry into each candidate’s background, qualifications, and independence as it believes is necessary or appropriate under the circumstances and regardless of whether the candidate was recommended by shareholders or by others. Any recommendations of director candidates by shareholders should be submitted to the Governance Committee, c/o the Corporate Secretary, GATX Corporation, 222 West Adams Street,

Chicago, Illinois 60606. The recommendation must be received not more than 120 and not less than 90 days prior to the first anniversary of the preceding year’s annual meeting and must include all information required by the proxy rules, applicable law, and our By-Laws. If a shareholder submits a director candidate in accordance with the requirements specified in our By-Laws, the Governance Committee will consider such director candidate using the same standards it applies to evaluate other director candidates.

Nominees for Election to the Board of Directors

Our Board is currently composed of ten directors, all of whom are standing for re-election for a term of one year, to serve until the 2019 Annual Meeting of Shareholders or until their successors are elected and qualified. All director nominees have consented to serve on the Board, if elected. At the time of the Annual Meeting, if any director nominee is unable or declines to serve, the proxies may be voted for any other person who may be nominated by the Board to fill the vacancy, or the size of the Board may be reduced accordingly.

Please see below for information on the background of each of the ten director nominees, as well as each individual’s specific experience, qualifications, and skills that led the Board to conclude that such individual should serve on the Board in light of the Company’s business and leadership structure.

The Board of Directors recommends that you vote FOR each director nominee named below.

GATX CORPORATION - 2018 Proxy Statement	17

ELECTION OF DIRECTORS

Diane M. Aigotti

Director Since:    2016

Career Highlights:

Ryan Specialty Group, LLC

-   Executive Vice President, Managing Director and Chief Financial Officer (2010 to present)

Aon plc (f/k/a Aon Corp.)

-   Senior Vice President, Chief Risk Officer and Treasurer (2000 to 2008)

University of Chicago Hospitals and Health System

-   Vice President of Finance (1998 to 2000)

City of Chicago

-   Budget Director (1995 to 1997)

Experience and Qualifications of Particular Relevance to GATX

Ms. Aigotti serves as a member of our Audit and Governance Committees. In deciding to nominate Ms. Aigotti, the Board considered her extensive financial expertise and her experience as the Chief Financial Officer of a large global insurance organization, as well as her prior experience as Chief Risk Officer and Treasurer at a NYSE-listed multinational insurance, risk management, and human resources firm. She has significant expertise in key areas such as financial planning and reporting, operations, risk management, treasury management, mergers and acquisitions, information technology, and tax and regulatory compliance. As a result, she is able to provide the Board with valuable insights on issues that are critical to the Board’s oversight of our business, strategy, and operations.

Anne L. Arvia

Director Since:    2009

Career Highlights:

USAA Bank

-   Senior Vice President and Managing Director (August 2015 to December 2017)

-   Acting President (November 2016 to May 2017)

Nationwide Direct Distribution

-   President (2012 to August 2015)

Nationwide Retirement Plans

-   President (2009 to 2012)

Nationwide Bank

-   Chief Executive Officer and President (2006 to 2009)

ShoreBank

-   President and Chief Executive Officer (2001 to 2006)

-   Chief Financial Officer (1998 to 2001)

-   Assistant Controller (1991 to 1998)

Experience and Qualifications of Particular Relevance to GATX

Ms. Arvia serves as the Chair of our Audit Committee and as a member of our Governance Committee. In deciding to nominate Ms. Arvia, the Board considered her qualifications as a Certified Public Accountant and an Audit Committee Financial Expert as well as her experience and knowledge of accounting standards and financial reporting rules and regulations. In addition, Ms. Arvia’s experience in various senior management positions in the financial services sector provides the Board with valuable expertise on investment, operations, risk management, and financial matters.

18	GATX CORPORATION - 2018 Proxy Statement

ELECTION OF DIRECTORS

Ernst A. Häberli

Director Since:    2007

Career Highlights:

The Gillette Company

-   President, Commercial Operations International (2001 to 2004)

Fort James Corporation

-   President, North American Tissue Operations and Technology (2000)

-   Executive Vice President and Chief Financial Officer (1997 to 1999)

-   Senior Vice President, Strategy (1996 to 1997)

-   Director (1998 to 2000)

Pet International

-   President (1990 to 1995)

Phillip Morris Companies, Inc.

-   Various executive roles (1985 to 1990)

Boston Consulting Group

-   Various consulting roles (1978 to 1985)

Experience and Qualifications of Particular Relevance to GATX:

Mr. Häberli is a member of our Compensation and Governance Committees. In deciding to nominate Mr. Häberli, the Board considered his many years in senior executive positions at leading multinational companies, which enables him to bring to the Board extensive operating, marketing, financial, and management experience. In addition, Mr. Häberli has considerable experience with mergers and acquisitions, private equity, and capital markets matters. He also provides the Board with valuable insights into international business development in light of his significant experience in global business markets.

Brian A. Kenney

Director Since:    2004

Career Highlights:

GATX Corporation

-   Chairman, President and Chief Executive Officer (2005 to present)

-   President (2004 to 2005)

-   Senior Vice President, Finance and Chief Financial Officer (2002 to 2004)

-   Vice President, Finance and Chief Financial Officer (1999 to 2002)

Experience and Qualifications of Particular Relevance to GATX:

Mr. Kenney serves as our Chairman of the Board and Chief Executive Officer. In deciding to nominate Mr. Kenney, the Board considered his unique perspective that comes from managing the Company’s business on a day-to-day basis, as well as his significant operating, risk management, and transportation industry experience. His extensive financial background and expertise make him particularly well qualified to serve as Chairman of the Board as he is able to provide critical insight into the Company’s leasing business and corporate strategies. Mr. Kenney has significant board and corporate governance experience as he serves as a member of the board of directors and Governance Committee of USG Corporation, a publicly held manufacturer and supplier of building supply products.

GATX CORPORATION - 2018 Proxy Statement	19

ELECTION OF DIRECTORS

James B. Ream

Director Since:    2008

Career Highlights:

American Airlines

-   Senior Vice President—Operations (January 2012 to January 2014)

-   Senior Vice President, Maintenance and Engineering (January 2010 to January 2012)

-   Managing Director, Financial Planning and Analysis (1992 to 1994)

ExpressJet Holdings, Inc.

-   Chief Executive Officer (2002 to January 2010)

-   President (1999 to January 2010)

-   Director (2002 to January 2010)

Continental Airlines, Inc.

-   Various executive roles (1995-1999)

Experience and Qualifications of Particular Relevance to GATX:

Mr. Ream serves as our Lead Director. In deciding to nominate Mr. Ream, the Board considered his financial and accounting expertise and his qualifications as an Audit Committee Financial Expert. With his years of experience as a senior executive in the transportation industry, Mr. Ream brings to the Board considerable expertise in strategic planning and management issues, including extensive experience relating to financing, management, maintenance, customer relations, regulatory issues, and operations of large fleets of transportation assets.

Robert J. Ritchie

Director Since:    2011

Career Highlights:

Canadian Pacific Railway Company

-   Chief Executive Officer (1995 to 2006)

-   President (1990 to 2005)

-   Executive Vice President, Operations and Marketing (1987 to 1990)

-   Vice President, Marketing and Sales (1984 to 1987)

Experience and Qualifications of Particular Relevance to GATX:

Mr. Ritchie serves as a member of our Audit and Governance Committees. In deciding to nominate Mr. Ritchie, the Board considered his financial and accounting expertise, his qualifications as an Audit Committee Financial Expert, and his prior experience as a Chief Executive Officer and board member of a large, publicly held railroad company. With his long career in the railway industry, Mr. Ritchie brings to the Board critical operating, industry, commercial, railcar portfolio, and management expertise. In addition, he has a wealth of knowledge about the railroads and their business, which comprise a significant part of the Company’s railcar leasing customer base. Having served on numerous North American rail associations, including the board of the Association of American Railroads, Mr. Ritchie also provides valuable insights on rail regulatory matters and industry affairs, including in international markets.

20	GATX CORPORATION - 2018 Proxy Statement

ELECTION OF DIRECTORS

David S. Sutherland

Director Since:    2007

Career Highlights:

IPSCO, Inc.

-   President and Chief Executive Officer (2002 to 2007)

-   Executive Vice President and Chief Operating Officer (2001 to 2002)

-   Vice President (1997 to 2001)

Experience and Qualifications of Particular Relevance to GATX:

Mr. Sutherland serves as the Chair of our Compensation Committee and as member of our Governance Committee. In deciding to nominate Mr. Sutherland, the Board considered his strong leadership and record of achievement as the former Chief Executive of a publicly held steel producer. He brings to the Board valuable insights on business operations and strategy, global markets, financial matters, and risk management. In addition, the Board appreciates Mr. Sutherland’s perspectives on market conditions and trends in the steel and manufacturing industries, which are critical sectors for the Company’s business. Mr. Sutherland also has significant board and corporate governance experience as he serves as non-executive chairman and a director of United States Steel Corporation and as a director of Imperial Oil Ltd.

Casey J. Sylla

Director Since:    2005

Career Highlights:

Allstate Insurance Company

-   Chairman and Chief Executive Officer of Allstate Life Insurance Company (2006 to 2007)

-   President of Allstate Financial Group (2002 to 2006)

-   Chief Investment Officer of Allstate Corporation (1995 to 2002)

Experience and Qualifications of Particular Relevance to GATX:

Mr. Sylla serves as a member of our Audit and Compensation Committees. In deciding to nominate Mr. Sylla, the Board considered his financial and accounting expertise and his qualifications as an Audit Committee Financial Expert. The Board also considered Mr. Sylla’s substantial management, business, and leadership experience based upon his various roles as a senior executive, as well as his valuable risk management and customer relations skills and abilities. In addition, the Board benefits from his perspectives on financial, transactional, and investment matters due to his management experience in an investment and financial business. Mr. Sylla also serves as a director or trustee of various mutual funds in the Northern Funds and Northern Institutional Funds family.

GATX CORPORATION - 2018 Proxy Statement	21

ELECTION OF DIRECTORS

Stephen R. Wilson

Director Since:    2014

Career Highlights:

CF Industries Holdings, Inc.

-   President and Chief Executive Officer (2003 to January 2014)

-   Chairman (2005 to May 2014)

-   Senior Vice President and Chief Financial Officer (1991 to 2003)

Inland Steel Industries, Inc.

-   Various finance and strategic planning positions of increasing responsibility (1974 to 1991)

Experience and Qualifications of Particular Relevance to GATX:

Mr. Wilson serves as a member of our Audit and Compensation Committees. In deciding to nominate Mr. Wilson, the Board considered his qualifications as an Audit Committee Financial Expert and his experience in his former role as the Chief Executive Officer of a leading manufacturer and distributor of fertilizer products, which provides the Board with valuable financial, operating, and business management expertise. He also has significant experience in strategic planning, regulatory environment, transformational corporate transactions, and business integration, including in numerous international markets. In addition, the Board values Mr. Wilson’s financial and accounting expertise from his experience serving as a Chief Executive Officer and Chief Financial Officer at a major publicly held corporation. Mr. Wilson also serves on the board of directors of Ameren Corporation where he is chair of the Finance Committee and a member of the Human Resources Committee.

Paul G. Yovovich

Director Since:    2012

Career Highlights:

Lake Capital, a private equity firm

-   President and co-founder (1998 to present)

Advance Ross Corporation

-   President (1993 to 1996)

Centel Corporation

-   Various executive positions (1982 to 1992)

Experience and Qualifications of Particular Relevance to GATX:

Mr. Yovovich serves as Chair of our Governance Committee and as a member of our Compensation Committee. In deciding to nominate Mr. Yovovich, the Board considered that, with his over thirty years of experience as a senior executive, principal, and corporate director, he brings to the Board extensive strategic, operating, financial, accounting, regulatory, and business management experience. Mr. Yovovich also provides the Board with technology and data security experience. As a private equity executive, Mr. Yovovich has substantial experience investing in, and actively overseeing the management of, Lake Capital’s portfolio companies to foster growth and value creation. As a result, he also provides the Board with considerable expertise in transactional, investment, corporate governance, and capital markets matters.

22	GATX CORPORATION - 2018 Proxy Statement

DIRECTOR COMPENSATION

2017 Director Compensation

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	NQSO Awards ($)	Non-equity incentive plan compensation ($)	Change in pension value and nonqualified deferred compensation earnings ($)	All other compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Diane M. Aigotti	80,000	90,000	0	0	0	0	170,000
Anne L. Arvia	97,500	90,000	0	0	0	0	187,500
Ernst A. Häberli	80,000	90,000	0	0	0	0	170,000
James B. Ream	98,333	90,000	0	0	0	0	188,333
Robert J. Ritchie	80,000	90,000	0	0	0	0	170,000
David S. Sutherland	96,667	90,000	0	0	0	0	186,667
Casey J. Sylla	80,000	90,000	0	0	0	0	170,000
Stephen R. Wilson	80,000	90,000	0	0	0	0	170,000
Paul G. Yovovich	90,000	90,000	0	0	0	0	180,000

(1)	Under the Directors’ Deferred Fee Plan, the following directors deferred a portion of their cash retainer into phantom stock units during 2017: Ms. Aigotti ($40,000), Mr. Ream ($19,667), Mr. Ritchie ($80,000), Mr. Sutherland ($96,667), and Mr. Yovovich ($90,000).
(2)	Ms. Aigotti, Ms. Arvia, and Messrs. Häberli, Ream, Ritchie, Sutherland, Sylla, Wilson, and Yovovich, received stock grants with a grant date fair value of $22,500 on January 31, April 30, July 31, and October 31, 2017. These awards were fully vested upon grant, and the amounts shown represent the dollar amounts recognized for financial statement reporting purposes for the fiscal year ended December 31, 2017, in accordance with Accounting Standards Codification (“ASC”) Topic No. 718, Compensation — Stock Compensation. Assumptions used to calculate these amounts are included in the Notes to the Company’s audited financial statements contained in the Company’s Annual Report on Form 10-K for fiscal year ended December 31, 2017.
(3)	The aggregate number of GATX phantom stock units held on December 31, 2017 was: Ms. Aigotti (2,223), Ms. Arvia (19,458), Mr. Häberli (24,177), Mr. Ream (24,673), Mr. Ritchie (22,544), Mr. Sutherland (48,622), Mr. Sylla (34,681), Mr. Wilson (5,545), and Mr. Yovovich (18,146).

The Company’s director compensation program for 2017 consisted of the following amounts shown in the table below:

Our 2017 Director Compensation Program

Retainer (Annualized Amounts)	January 1 - December 31 ($)
- Cash	80,000
- Phantom Stock	90,000
- Lead Director	20,000
- Audit Committee Chair	17,500
- Compensation Committee Chair	15,000
- Governance Committee Chair	10,000

Each director’s phantom stock account is credited with additional units representing dividends declared on GATX common stock based on the date such dividend is paid.

At the expiration of each director’s service on the Board, settlement of phantom stock units is made in shares of common stock equal to the number of units of phantom

GATX CORPORATION - 2018 Proxy Statement	23

DIRECTOR COMPENSATION

stock then credited to his or her account. Any fractional units are paid in cash. Directors may elect to receive their payouts in a lump sum or up to ten annual installments in accordance with the terms, and subject to the limitations, set forth in the Directors’ Phantom Stock Plan.

We offer a Directors’ Voluntary Deferred Fee Plan in which non-employee directors may defer receipt of the cash portion of their retainer in the form of either cash or phantom stock units. If the deferral is in cash, the deferred amount accrues interest at a rate equal to the 20-year US government bond rate. If the deferral is in units of phantom stock, the units are credited to an account for each participating director along with dividends and are settled, following expiration of the director’s service on the Board, in accordance with his or her election/distribution form on file. Five directors participated in the Deferred Fee Plan in 2017.

The stock ownership goal for non-employee directors is 5.0 times the annual cash retainer. New directors have five years following election to the Board to achieve this ownership goal.

24	GATX CORPORATION - 2018 Proxy Statement

PROPOSAL 2:	ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION

We are seeking your approval, on a non-binding advisory basis, of the compensation of our named executive officers as described in the Compensation Discussion and Analysis beginning on page 26. We believe that we have designed compensation programs that pay for performance and align compensation with the long-term interests of our shareholders. In deciding how you vote on this proposal, we encourage you to read the Compensation Discussion and Analysis for a full description of our executive compensation philosophy and programs, the decisions our Compensation Committee has made under those programs, and the factors it considers in making those decisions.

The North American railcar leasing market experienced its third year of a downturn in 2017. Large numbers of idle existing railcars, combined with the overbuilding of new railcars, caused a continued oversupply situation in the market. Despite relatively stable underlying demand and modest improvement in railcar loadings, this oversupply of railcars tempered lease rate increases across the industry. In light of these industry conditions, our performance was outstanding. We maintained an industry-leading fleet utilization of 98% or higher throughout the year, reflective of the diversity of our quality fleet and the breadth of our customer relationships. Our international railcar leasing business maintained higher fleet utilization than expected throughout the year, while our American Steamship subsidiary significantly increased its profitability by carrying more tonnage and operating its fleet more efficiently. Lastly, our aircraft spare engine leasing joint ventures with Rolls-Royce produced another year of excellent financial results.

Key accomplishments in 2017 included:

•	net income of $502.0 million ($185.0 million excluding tax adjustments and other items)[1]

•	diluted earnings per share of $12.75 ($4.70 excluding tax adjustments and other items)[1]
•	return on equity of 32.0% (13.1% excluding tax adjustments and other items)[1]

•	maintained high fleet utilization of over 98%

•	placed the majority of our 2018 new railcar deliveries with customers well in advance of their delivery dates

•	optimized our fleet by selling railcars into a robust secondary market, generating $44.6 million in remarketing income in North America

•	invested over $603 million, primarily in our rail business in North America and Europe

•	increased our dividend for the 7th consecutive year to $1.68 per share, completing our 99th year of uninterrupted dividends

•	returned over $168 million to shareholders through share repurchases and dividends.

We value the feedback provided by our shareholders, who approved our executive compensation program at the 2017 Annual Meeting of Shareholders by a vote of 97.3% in favor. We have discussions with many of our shareholders on an ongoing basis regarding various topics, including executive compensation, and we take into account the views of shareholders regarding the design and effectiveness of our executive compensation program.

Shareholders are being asked to approve the following resolution at the Annual Meeting:

“RESOLVED, that the shareholders of GATX Corporation (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, and the Executive Compensation Tables, together with the narrative discussion related thereto.”

The Board of Directors recommends that you vote FOR adoption of the advisory resolution to approve the compensation of our named executive officers as disclosed in this Proxy Statement.

1	Our 2017 financial results calculated in accordance with GAAP include $317.0 million of tax adjustments and other items, the most significant of which was an estimated one-time, non-cash, net-tax benefit resulting from the enactment of the Tax Cuts and Jobs Act of 2017. For a reconciliation of net income, diluted earnings per share, and return on equity, excluding tax adjustments and other items, to net income, diluted earnings per share, and return on equity calculated in accordance with GAAP, please see Exhibit B to this Proxy Statement.

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COMPENSATION DISCUSSION AND ANALYSIS

This section discusses material information relating to our executive compensation program and plans for our named executive officers (“NEOs”):

Brian A. Kenney

Chairman, President and Chief Executive Officer

Robert C. Lyons

Executive Vice President and Chief Financial Officer

James F. Earl

Executive Vice President and President, Rail International

Thomas A. Ellman

Executive Vice President and President, Rail North America

Deborah A. Golden

Executive Vice President, General Counsel and Corporate Secretary

TABLE OF CONTENTS:

This Compensation Discussion and Analysis makes reference to financial data derived from our financial statements prepared in accordance with generally accepted accounting principles (“GAAP”) and certain other financial data prepared using non-GAAP components. For a reconciliation of these non-GAAP components to the most comparable GAAP components, see Exhibit B to this Proxy Statement.

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COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Our Business and Strategy

GATX is the leading global railcar lessor, owning and leasing railcars in North America, Europe, and Asia. Most of our railcar leases are full-service leases under which we provide maintenance, engineering, administrative, and a variety of other value-added services. We operate an extensive network of railcar maintenance facilities in the United States, Canada, and Europe dedicated to performing timely, efficient, and high quality maintenance for our railcar leasing customers. In addition, we operate the largest fleet of US-flagged vessels on the Great Lakes and invest with Rolls-Royce plc, a leading manufacturer of commercial aircraft jet engines, in a group of joint ventures that lease aircraft spare engines.

Railcar leasing is our core business, accounting for approximately 85% of our 2017 revenue. Our rail customers operate in cyclical markets, such as the petroleum, chemical, fertilizer, food/agricultural, transportation, and construction industries. Combined with changing macroeconomic conditions and swings in railcar supply, this results in significant volatility in utilization and lease rates for railcars over time. At the same time, railcars have very long useful lives of 20-45 years. Thus, we have to proactively manage our business with a long-term view, which includes buying, leasing, maintaining, and selling railcars into constantly changing business conditions over decades.

We believe that the key to generating long-term shareholder value involves optimizing asset growth and asset return by emphasizing each at the appropriate point in the railcar business cycle. For example, in stronger railcar markets, we focus on increasing lease rates and lengthening lease term to lock-in attractive lease revenue as long as possible. At the same time, we de-emphasize new railcar investment due to the high railcar prices usually present in such a market. Conversely, in weaker markets, when railcar prices tend to be lower, we seek to increase railcar investment on favorable terms. We also aggressively reduce lease rates to maintain asset utilization and shorten lease terms to position us to capture value when lease rates improve. The following chart illustrates our approach to managing leases through these cycles over the past decade.

The cyclicality of our industry is also illustrated by the backlog of orders at the railcar manufacturers. Rising backlogs tend to represent a strengthening market while falling backlogs tend to represent a weakening market. While we invest in railcars at all points in the business cycle, we strive to achieve lower railcar cost by trying to place large new railcar orders and acquire existing fleets in weaker markets when asset prices tend to be lower. The following chart illustrates this cyclicality and our efforts to focus on the lower points in the business cycle for large railcar investments.

*	The Lease Price Index is an internally generated business indicator measuring the percentage change between the average renewal lease rate and the average expiring lease rate weighted by fleet composition. Excludes boxcar fleet.

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COMPENSATION DISCUSSION AND ANALYSIS

Compensation Principles

Our Compensation Committee is responsible for the oversight of our executive compensation program, including approval of our Chief Executive Officer’s compensation and establishing the performance goals used to determine the compensation of our executive officers. Our executive compensation program is based on the following principles:

•	a substantial majority of management’s compensation should be performance-based and closely linked to our financial performance to align the interests of management with those of our shareholders

•	performance goals should be robust and reward executives for the achievement of our annual and long-term business goals through changes in business cycles

•	compensation opportunities should be competitive to enable us to attract, motivate, and retain key executives who are critical to delivering long-term shareholder value.

The Compensation Committee expects our executive team to create long-term shareholder value by growing capital employed while also earning an attractive return on that capital. The inherent cyclicality of the railcar leasing business is an important consideration in how we structure our executive compensation programs to appropriately incentivize management to achieve the financial goals that will positively impact the Company’s performance over the long-term.

Due to the cyclicality of our business, management must strategically shift the emphasis we place on each of these dual objectives (i.e., growth in capital employed and financial returns) to adapt to changes in market conditions. Our compensation programs reflect this cyclicality by appropriately rewarding management to emphasize current financial returns over growth in capital employed during stronger markets, and conversely, to emphasize growth in capital employed over current financial returns in weaker markets. In this way, the Compensation Committee believes that our plans have been designed to reward executives for achieving those goals that will maximize long-term shareholder value.

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COMPENSATION DISCUSSION AND ANALYSIS

Compensation Plan Design

The overarching goal of our compensation philosophy and incentive plan design is to incentivize management by aligning their interests with those of our shareholders. In 2017, approximately 81% of total direct compensation for our Chief Executive Officer, and approximately 63% for our other NEOs, was performance-based and not guaranteed. The light and dark blue colors in the charts below denote performance-based compensation. The following graphs provide a snapshot of the elements of pay for our NEOs and explain why each element is provided:

Note: The percentages in the chart above reflect the base salary and incentive targets in effect for the named executive officers for 2017, and thus are not intended to match amounts shown in the Summary Compensation Table or the Grant of Plan-Based Awards Table.

Incentive Type	Compensation Element	What the Element Rewards	Key Features & Purpose	Form of Payment

FIXED	Base Salary	Typically consider market pay levels, specific responsibilities and experience of each NEO, and his or her individual performance	• Attract and retain key talent • Provide a degree of financial certainty	Cash

PERFORMANCE- BASED INCENTIVES	Annual Incentive Awards	Achievement of Company net income goal. We set annual incentive opportunities to be competitive with market	• Drive achievement of key business results on an annual basis	Cash
	Long-Term Equity Based Incentive Awards	Achievement of Company return on equity and investment volume goals. We set target long-term incentive opportunities to be competitive with market. The value of regular, annual long-term incentive awards to each NEO is divided equally between stock options and performance shares

•    Directly tie interests of our NEOs to those of our shareholders

•    Reward achievement of long-term objectives, typically over a three-year performance period

•    Reward creation of long-term shareholder value

Non-qualified stock options or stock appreciation rights and performance shares (can elect to receive cash payout if certain conditions have been met)

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COMPENSATION DISCUSSION AND ANALYSIS

2017 Key Management Objectives

With weak market conditions continuing as we entered 2017, we established the following performance objectives, among others:

•	Focus on maintaining high utilization in order to keep railcars with existing customers
•	Successfully place future years’ new railcar deliveries from our committed railcar supply agreement on lease well before their delivery dates

•	Further optimize our railcar fleet by selling railcars into an unusually strong secondary market.

2017 Key Accomplishments

The North American railcar leasing market experienced its third year of a downturn in 2017. Large numbers of idle existing railcars, combined with the overbuilding of new railcars, caused a continued oversupply situation in the market. Despite relatively stable underlying demand and modest improvement in railcar loadings, this oversupply of railcars tempered lease rate increases across the industry. In light of these industry conditions, our performance was outstanding:

Strong Earnings[1]

•   Net income of $502.0 million ($185.0 million excluding tax adjustments and other items)

•   Diluted earnings per share of $12.75 ($4.70 excluding tax adjustments and other items)

•   Return on equity of 32.0% (13.1% excluding tax adjustments and other items)

Excellent Operating Performance

•   Maintained high fleet utilization of over 98%

•   Placed the majority of our 2018 new railcar deliveries with customers well in advance of their delivery dates

•   Optimized our fleet by selling railcars into a robust secondary market, generating $44.6 million in remarketing income in North America

•   Invested over $603 million, primarily in our rail business in North America and Europe

Returned Cash to Shareholders

•   Increased our dividend for the 7th consecutive year to $1.68 per share, completing our 99th year of uninterrupted dividends

•   Returned over $168 million to shareholders through share repurchases and dividends.

[1]	Our 2017 financial results calculated in accordance with GAAP include $317.0 million of tax adjustments and other items, the most significant of which was an estimated one-time, non-cash, net-tax benefit resulting from the enactment of the Tax Cuts and Jobs Act of 2017. For a reconciliation of net income, diluted earnings per share, and return on equity, excluding tax adjustments and other items, to net income, diluted earnings per share, and return on equity calculated in accordance with GAAP, please see Exhibit B to this Proxy Statement.

Performance Measures, Goal Setting, and Pay-for-Performance Alignment

Our unique position as an independent, publicly traded railcar lessor means that there are no directly comparable peers against which we can assess pay and performance. Over the last few years, our Compensation Committee has considered multiple approaches to identifying a relevant peer group but has found all of them to lack appropriate comparability. For example, the companies in our General Industry Classification Standard (GICS) code have significantly different business models, customer bases, and asset composition, and they lack GATX’s focus on very long-lived assets. Our competitors in the railcar leasing

industry are typically very small parts of much larger diversified companies, which may or may not be publicly traded, making comparisons extremely difficult. However, we compete for executive talent against these much larger organizations. Lacking a clear group of peers for comparison, our Compensation Committee has chosen to use multiple data points to assess our executive compensation, including:

•	market data for companies with annual revenues between $1-3 billion

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COMPENSATION DISCUSSION AND ANALYSIS

•	results from our annual internal talent assessment, which includes survey data on pay for particular executive positions

•	individual performance.

In addition to the unavailability of relevant peer pay data, lack of a peer group makes it difficult to compare GATX’s relative total shareholder return (“TSR”) to the TSR of other companies in our industry because there are no other independent, publicly traded railcar leasing companies that we believe would provide a useful basis for comparison. This is the primary reason why our Compensation Committee does not use relative TSR as a performance measure in our annual and long-term incentive plans. Instead, the Compensation Committee has chosen to use performance measures that reflect our financial performance and the cyclical nature of our business.

In setting the performance measures for our annual and long-term plans, our Compensation Committee sets goals intended to align executive compensation with the appropriate achievement of our dual goals of growth and return at various points in the business cycle. Reflecting this focus, our Compensation Committee uses net income, return on equity, and investment volume as the performance measures in all of our annual and long-term incentive plans. The Compensation Committee sets the performance goals for each of these measures with the intent of focusing management on achieving results that will have the biggest impact on our financial performance and long-term shareholder value in light of where we are in the business cycle. The following graphs show our compensation plan goals for our NEOs in 2017, and our actual achievement against such goals, for each of net income, return on equity, and investment volume.

Annual Incentive Plan Measure

Net Income1

When the Compensation Committee set the target for our annual incentive plan at the beginning of 2017, we believed that weakness in the railcar leasing market would continue, but the impact and duration of the downturn remained unclear. Despite this uncertainty, our Compensation Committee desired to set an ambitious net income target for our NEOs that would be appropriately rigorous and challenging notwithstanding difficult market conditions. The Committee set the 2017 net income target at $218.3 million, which was the same as our 2016 net income target and higher than budgeted net income for 2017 ($174.8 million). Therefore, in order for our NEOs to receive a 100% payout under our annual incentive plan, 2017 actual net income would need to exceed budgeted net income by 25%. The Compensation Committee took this step to address the high degree of uncertainty in the market regarding the downturn and ensure that our NEOs would receive a 100% payout only if GATX outperformed expectations and achieved excellent financial performance despite uncertain and challenging market conditions. Based on the 2017 plan design, our net income achievement of 84.8% of target resulted in a payout to our NEOs at 81.6% of their target awards. 2017 and 2016 actual net income performance shown in the chart above reflects certain adjustments during the year.1 See Annual Incentive Awards on page 36 for more details about our annual incentive plan and how this payout was determined.

[1]	For annual incentive award purposes, net income excludes tax adjustments and other items. For a reconciliation of net income, excluding tax adjustments and other items, to net income, calculated in accordance with GAAP, please see Exhibit B to this Proxy Statement.

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COMPENSATION DISCUSSION AND ANALYSIS

Performance Share Plan Measures

Return on Equity[1]	Investment Volume

Under the terms of our 2015-2017 performance share program, our actual average return on equity results fell short of target while our cumulative investment volume matched target, which resulted in our executives earning 83.8% of their target performance shares. However, the actual value of the payouts depends upon the market price of our common stock on the vesting date, which may be higher or lower than the grant price. See 2017-2019 Performance Share Measures and Goal Setting on

page 38 for a description of our performance share program. The return on equity and investment volume measures are weighted equally in calculating our Performance Share Plan results. Our Compensation Committee believes that these two measures strike an appropriate balance between achieving a meaningful return for our shareholders while holding to a disciplined investment strategy through business cycles.

[1]	We report return on equity, calculated in accordance with GAAP, in our financial statements. We also use return on equity as a performance measure for our long-term equity incentive awards, including our performance shares. For purposes of calculating performance share plan results, return on equity excludes (i) the impact of the Tax Cuts and Jobs Act of 2017 ($315.9 million in 2017), (ii) favorable adjustments of $15.6 million and $16.0 million in 2016 and 2015 related to a change in the accounting estimate of depreciable lives for railcars, and (iii) accumulated other comprehensive income for each year. Please see Exhibit B of this Proxy Statement for a reconciliation of return on equity calculated for performance share purposes to return on equity calculated in accordance with GAAP.

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COMPENSATION DISCUSSION AND ANALYSIS

CEO Pay-For-Performance Alignment

We continue to maintain a strong pay and performance linkage through all points in the business cycle, as illustrated in the following charts, which show our Chief Executive Officer’s compensation measured against our financial performance for the years 2008-2017. As we continue to manage through weak market conditions in the railcar leasing industry, our Compensation Committee expects management to emphasize disciplined growth and investment over short-term financial returns.

[1]	Amounts in the charts are based on net income, excluding tax adjustments and other items. For a reconciliation of net income, diluted earnings per share, and return on equity, excluding tax adjustments and other items, to net income, diluted earnings per share, and return on equity calculated in accordance with GAAP for 2015, 2016, and 2017, please see Exhibit B to this Proxy Statement.

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COMPENSATION DISCUSSION AND ANALYSIS

Shareholder Return and CEO Compensation

The chart below compares the changes in shareholder return and our Chief Executive Officer’s compensation over the past ten years, which have been representative of the cyclical nature of the railcar leasing market. During this time frame, our Chief Executive Officer’s compensation remained relatively flat, with year-to-year volatility in line with our annual financial performance as highlighted above. Since 2008, total direct compensation for our Chief Executive Officer has increased by 19%, a compound annual growth rate of approximately 2.0%, while TSR increased 166%, a compound annual growth rate of approximately 13.0%.

*      Amounts are as reported in the Summary Compensation Table, less changes in pension value.

2017 Say-on-Pay Vote

At our 2017 Annual Meeting of Shareholders, approximately 97.3% of shareholder votes were cast in favor of an advisory resolution approving the compensation of our NEOs as disclosed in our 2017 proxy statement (the “say-on-pay” resolution). The Compensation Committee believes that the overwhelming shareholder vote in favor of the say-on-pay resolution was an affirmation of shareholders’ support of our approach to executive compensation and, therefore, did not make any changes to its executive compensation plans or programs as a result of the vote.

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COMPENSATION DISCUSSION AND ANALYSIS

GATX’s Executive Compensation Practices

We regularly review and refine our executive compensation program to ensure that it continues to reflect practices and policies that are aligned with our pay-for-performance philosophy. We believe that our practices and policies set forth below are in line with current best practices for aligning executive and shareholder interests and sound corporate governance practices.

What We Do	What We Don’t Do

✓   Pay for Performance—Approximately 72% of our executives’ total direct compensation is performance-based

✓   Robust Stock Ownership Guidelines—We have stock ownership guidelines for executive officers of 5.0x base salary for CEO and 2.5x base salary for other executive officers

✓   Stock Retention Requirements—We require our executive officers to retain 50% of the after-tax profits realized from their GATX equity awards until stock ownership guidelines are met

✓   Annual “Say-on-Pay” Vote—We seek an annual non-binding advisory vote from our shareholders to approve compensation paid to our NEOs as disclosed in our proxy statement

✓   Clawback Policy—Our policy provides for the recovery of equity awards and incentive compensation paid to executive officers in the event of a material restatement of our financial results

✓   Independent Compensation Consultant—The Compensation Committee retains an independent compensation consultant and reassesses independence annually

✓   Annual Review of Compensation—The Compensation Committee, with input from its independent compensation consultant, conducts an annual review of all of our compensation programs in light of current best practices

✓   Annual Compensation Risk Assessment—Each year we perform an assessment of any risks that could result from our compensation plans and programs

Ò Employment Agreements—We do not provide our executive officers with employment agreements, other than agreements that provide severance in connection with a change in control and the agreement entered into with James F. Earl in connection with his retirement from GATX after 30 years of service described on page 41

Ò Hedging/Pledging of Company Stock—We prohibit our officers, directors, and employees from hedging, margining, pledging, short-selling, or publicly trading options in our stock

Ò  Tax Gross-Ups—We do not provide tax gross-ups, other than in agreements entered into prior to 2009 and will eliminate the tax gross-ups from those agreements if they are amended in the future

Ò  Dividends on Unvested Equity Awards—We do not pay dividends on unvested equity awards, including options, restricted stock, and performance shares

Ò Perquisites—We did not provide perquisites to our NEOs in 2017

Ò Repricing or Exchange of Underwater Options—We prohibit share repricing without shareholder approval

Ò Single-Trigger Change of Control Vesting/Benefits—We do not allow for single-trigger vesting or payment of benefits upon a change of control. Rather, we require double-trigger, or both a change of control and termination of executive’s employment, before vesting is accelerated

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COMPENSATION DISCUSSION AND ANALYSIS

Detailed Compensation Discussion and Analysis

In 2017, our executive compensation program consisted of three elements: Base salary, annual incentive, and long-term equity compensation. We also provide various retirement and benefit programs, which are generally available to all employees. Further details on each element of compensation are discussed below.

Base Salary

Base salary constitutes approximately 19% of total targeted compensation for our Chief Executive Officer (approximately 37% for our other NEOs), which is consistent with our philosophy that a majority of executive compensation should be performance-based.

In establishing salary levels, we typically consider market pay levels, the specific responsibilities and experience of each NEO, and his or her individual performance. Base salaries may be adjusted during the Compensation Committee’s annual review for:

•	Annual salary increases
•	Changes in role, such as promotions or added responsibilities

•	Market adjustments.

None of our NEOs received an increase in base salary in 2017.

In 2018, Messrs. Kenney, Lyons, and Ellman and Ms. Golden received the Company’s standard general increase of 2.5% to their base salaries. Mr. Ellman received an additional 6% increase to recognize his performance, consistent with market levels. Mr. Earl, who retired from GATX effective March 1, 2018, did not receive an increase to base salary for 2018.

Annual Incentive Awards

Process for Setting Annual Incentive Targets

Target incentive opportunities for NEOs are expressed as a percentage of base salary and are intended to be competitive with the market. Please see The Determination of Market Competitive Pay on page 42 for a description of how we determine competitive pay levels. For 2018, target incentive opportunities for our NEOs remained unchanged from 2017 levels. Mr. Kenney’s target incentive opportunity is 100% of his base salary. The target annual incentive opportunities for our other NEOs are 70% of base salary for Messrs. Lyons, Earl, and Ellman, and 60% of base salary for Ms. Golden.

Annual Incentive Plan Design

Our NEOs earn their annual incentive awards under our Cash Incentive Compensation Plan (the “CICP”) based on achievement of pre-established financial performance goals. The CICP is designed to arrive at a maximum possible incentive award, which then may be reduced by the Compensation Committee based on such other metrics as it may determine appropriate. This design was intended to meet the requirements for tax deductibility of our annual incentive, while providing the Compensation Committee the flexibility to adjust performance metrics as necessary to meet our strategic business needs.

Under the CICP, a maximum bonus of 0.75% of “Total Gross Income Less Total Ownership Costs” (as such term is defined in the CICP) is earned. However, as previously mentioned, the Compensation Committee does not expect to pay the full amount. Rather, it has historically measured performance against targeted net income and determined bonuses based on achievement against a net income goal established from a financial plan which is reviewed by the full Board. The Compensation Committee has chosen net income as the goal because it provides executives with a strong incentive to increase our profitability.

The performance metrics and payout levels are established at the beginning of each year by the Compensation Committee with input from the independent consultant and management. The level of financial performance required for the maximum payout is established based on the Compensation Committee’s assessment of the level of performance that shareholders would likely consider superior in view of general economic conditions and the economic outlook for GATX and its industry in particular. This process is essentially reversed to establish the threshold or minimum performance level, defined as the level of financial performance below which no incentive is payable.

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COMPENSATION DISCUSSION AND ANALYSIS

2017 Annual Incentive Plan Design. When the Compensation Committee set the target for our annual incentive plan at the beginning of 2017, we believed that weakness in the railcar leasing market would continue, but the impact and duration of the downturn remained unclear. Despite this uncertainty, our Compensation Committee desired to set an ambitious net income target for our NEOs that would be appropriately rigorous and challenging notwithstanding difficult market conditions. The Committee set the 2017 net income target at $218.3 million, which was the same as our 2016 net income target and higher than budgeted net income for 2017 ($174.8 million). Therefore, in order for our NEOs to receive a 100% payout under our annual incentive plan, 2017 actual net income would need to exceed budgeted net income by 25%. The Compensation Committee took this step to address the high degree of uncertainty in the market regarding the downturn and ensure that our NEOs would receive a 100% payout only if GATX outperformed expectations and achieved excellent financial performance despite uncertain and challenging market conditions.

The goals and payout levels under the 2017 annual incentive plan design are shown in the following table:

2017 Annual Incentive Plan Design For Executive Officers
	Net Income (Millions)	Achievement (Actual/Budget Net Income)	Payout
Threshold	$157.3	90%	50%
Budget	$174.8	100%	70%
Target (Goal)	$218.3	125%	100%
Maximum	$244.7	140%	170%

2017 Annual Incentive Plan Payouts. Net income, excluding tax adjustments and other items, for 2017, was $185.0 million1, which was 84.8% of the target level of performance. Based on the targets illustrated above, this level of performance resulted in incentive payouts to our NEOs of 81.6% of their target award levels.

Long-Term Equity Based Incentive Awards

Process for Granting Awards

We set target long-term incentive opportunities for our NEOs to be competitive with the market. The value of the regular, annual long-term incentive awards to each NEO is divided equally between non-qualified stock options (“NQSOs”) and performance shares. We chose this combination of grant types because it focuses executive attention on total shareholder return and on specific financial goals, both of which are essential to our long-term success. The grant date for regular long-term incentive awards is the date of the Compensation

Committee’s first meeting of each calendar year. We grant NQSOs to NEOs at the same time we grant them to other employees. NQSOs vest ratably over a three-year period and expire seven years after the grant date. We have no program, plan, or practice to time NQSO grants to NEOs or any other employees in coordination with the release of material non-public information. We generally make off-cycle grants (if any) to newly hired employees on the last trading date of the month following the hire date and Compensation Committee approval of the award.

Award Types and How Each Fits Into Our Program

Non-Qualified Stock Options. NQSOs are granted to align the interests of our NEOs and other employees with our shareholders. NQSOs are granted at a price equal to fair market value of our common stock (the average of the high and low trading prices on the date of grant) as approved by the Compensation Committee. Because TSR is comprised of stock price appreciation and dividends, dividend equivalents are attached to NQSOs. We believe that rewarding both components of shareholder return better aligns management and shareholder interests. Dividend equivalents accrue until vesting and are paid in cash thereafter until the NQSO is exercised or expires. Because the value of dividend equivalents is fully factored into the determination of grant size, the number of NQSOs granted is correspondingly smaller than it would be if dividend equivalents were not attached because the value of each NQSO is higher.

[1]	For annual incentive award purposes, net income excludes tax adjustments and other items. For a reconciliation of net income, excluding tax adjustments and other items, to net income, calculated in accordance with GAAP, please see Exhibit B to this Proxy Statement.

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COMPENSATION DISCUSSION AND ANALYSIS

Performance Shares. Performance shares are designed to focus attention on, and to reward the achievement of, our long-term financial and strategic objectives. The Compensation Committee establishes the goals for which the performance shares may be earned at the beginning of a three-year performance period rather than annually. At the end of the performance period, a percentage ranging from 0% to 200% of the number of performance shares initially awarded will be earned based on the extent to which the three-year goals are achieved. The value of each earned performance share equals the price of one share of our common stock at the end of the performance period, with payment of earned performance shares made in the form of GATX common stock.

•	Performance Metrics Design. Performance shares are earned based on achievement of a specified level of “Total Gross Income Less Total Ownership Costs” (as defined in the GATX Amended and Restated 2012 Incentive Award Plan) at the end of the performance period. If the goal is not met, the entire performance share award is cancelled. If the goal is met, the Compensation Committee may reduce, but not increase, the number of performance shares otherwise payable based on the achievement of other long-term performance objectives established at the beginning of the performance period. This design is similar to our annual incentive plan as it was intended to meet tax deductibility requirements then in effect while also providing the Compensation Committee the flexibility to adjust performance metrics as necessary to meet our strategic business needs.
•	Dividends Paid only on Performance Shares Earned. Accumulated dividend equivalents are paid on performance shares, only if earned, at the end of the performance period.

•	Cash Election Feature. Beginning with the 2014-2016 performance share awards, participants have the opportunity to elect to receive their performance share payout in the form of cash, if the participant meets one of two conditions: (1) the participant has exceeded 150% of his or her stock ownership goal or (2) the participant is within five years of retirement under the Company’s pension plan. This election must be made no later than November 30 of the last year of the performance period and may be made only during an open trading window when participants are not subject to insider trading restrictions. The cash value will be determined based on the number of performance shares earned multiplied by the fair market value of GATX stock on the day the award is earned. This optional cash election feature was implemented to address the accumulation of high concentrations of GATX stock beyond the required stock ownership requirements and limited opportunities to diversify due to restrictions related to the trading of GATX stock, such as insider trading blackouts. As such, the Compensation Committee believes that there should be an appropriate balance between our compensation programs and philosophy and the participants’ needs for moderate and transparent diversification as they approach retirement.

2017-2019 Performance Share Measures and Goal Setting

Background

Our target setting process, conducted at the beginning of each three-year performance period, combines goals related to growth and return to reflect the cyclical nature of our business. Our targets are designed to incentivize behavior which enhances long-term shareholder value at all points in the business cycle.

Design

In addition to the Total Gross Income Less Total Ownership Costs threshold goal specified in the GATX Amended and Restated 2012 Incentive Award Plan, the number of performance shares that will be earned in 2019 will also be subject to two equally weighted measures:

•	Three-year average return on equity (return measure)

•	Three-year cumulative investment volume (growth measure)

The Compensation Committee set ambitious targets of 10.5% for return on equity and $2.5 billion for cumulative investment volume for the 2017-2019 performance period, both of which are significantly higher than the Company’s budgeted return on equity (8.9%) and cumulative investment volume ($1.98 billion) for the three-year performance period. Therefore, in order for our NEOs to achieve a 100% payout for the 2017-2019 performance period, our return on equity would need to exceed the budgeted level by 18% and cumulative investment volume would need to exceed budget by 26%. The Committee believes that achievement of these rigorous targets would represent excellent financial performance by GATX in light of continuing weak market conditions in the railcar leasing business.

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COMPENSATION DISCUSSION AND ANALYSIS

Rationale

As stated above, we establish our growth and return objectives depending on where we are in the business cycle. When the market is stronger and asset prices are high, we emphasize earning a higher return over making investments to grow capital employed. When the market is weaker and asset prices are reduced, we emphasize making prudent investments at attractive prices over attempting to earn an unrealistically high short-term return. We believe that a single-minded focus on achieving growth over return, or vice versa, at the wrong points in the cycle is likely to impair shareholder value over the longer term.

The return on equity and cumulative investment targets for the 2017-2019 performance period were set in the first quarter of 2017 amidst weakness in the North American railcar leasing market. Consistent with our objective of striking an appropriate balance between our growth and return objectives in light of challenging market conditions, the Compensation Committee set a lower target for average return on equity for the 2017-2019 performance period (10.5%) than for the prior three-year performance period (12.0% for 2016-2018). However, the 10.5% target is 18% higher than the Company’s budgeted net income of 8.9% for the 2017-2019 performance period, and the Compensation Committee believes that achievement of a 10.5% return on equity for the three-year performance period would represent excellent financial achievement by GATX in challenging market conditions. While the return on equity target was set lower than the prior performance period, the Compensation Committee increased the cumulative investment volume target for the 2017-2019 performance period to $2.50 billion, which is significantly higher than the target for the prior three-year performance period ($2.15 billion for 2016-2018) and is 26% higher than our budgeted cumulative investment volume for the 2017-2019 performance period. This increase in the cumulative investment volume target is consistent with our goal to pursue a disciplined investment strategy by investing more in weaker markets at attractive prices and less in stronger markets when asset prices are at or near their peak.

Formula for Determining Award Numbers

In granting performance shares for the 2017-2019 performance period, we determined the number of shares awarded by dividing the value of the performance share award by the average of the closing prices of our common stock on the four Fridays immediately preceding the

Compensation Committee meeting at which the grant was awarded. To determine the number of NQSOs awarded, we used the same average closing price multiplied by 31%, which represents the value of the NQSO award based on the Black-Scholes valuation methodology.

GATX CORPORATION - 2018 Proxy Statement	39

COMPENSATION DISCUSSION AND ANALYSIS

2017 Long-Term Incentive Payouts

The performance shares granted in 2015 vested at the end of 2017. Each target award was based 50% on a three-year average return on equity goal and 50% on a three-year cumulative investment volume goal.1 The goals and payout levels under the 2015-2017 Performance Share Plan are indicated in the following table:

Performance Share Plan Design

Return on Equity[1]
	Average Three-Year Return on Equity	Payout
Threshold	12.9%	25%
Target (Goal)	15.2%	100%
Maximum	17.5%	200%

Investment Volume
	Three-Year Cumulative Investment Volume (millions)	Payout
Threshold	$1.20	25%
Target (Goal)	$1.93	100%
Maximum	$2.70	200%

As shown in the charts on page 32, the three-year average return on equity for the period was 14.2% versus a goal of 15.2%, and the cumulative investment volume for the period was $1.93 billion, which matched the goal of $1.93 billion. Based on these results, performance share payouts were 83.8% of target. Performance share award values at vesting were 102.7% of target award values based on average fair market value of GATX stock price on January 25, 2018. Messrs. Kenney, Lyons, and Earl and Ms. Golden elected to receive their performance share payouts in the form of cash. Mr. Ellman received his performance share payout in the form of shares. For details regarding the 2015-2017 performance share payments to the NEOs, please see the Option Exercises and Stock Vested Table on page 48.

Employee Benefits – Severance – Double Trigger Vesting

Employee Benefit Plans

We sponsor a standard array of retirement, health, and welfare benefits. Our retirement programs include 401(k) and defined benefit pension programs, as well as a supplemental plan intended solely to restore pension benefits limited by law to the level specified by formula in the qualified pension plan applicable to all salaried employees. The pension and 401(k) programs are intended to supplement employees’ personal retirement savings and social security benefits. Health and welfare benefits include medical, dental, vision, life, and disability insurance. These programs provide protection against catastrophic loss and encourage health maintenance. NEOs participate in the same programs, and on the same basis, as other salaried employees. No retirement, savings, medical, disability, or other insurance program or arrangement exists which provides benefits to our NEOs in excess of those provided to other salaried employees generally. No perquisites were paid to our NEOs in 2017.

1	We report return on equity, calculated in accordance with GAAP, in our financial statements. We also use return on equity as a performance measure for our long-term equity incentive awards, including our performance shares. For purposes of calculating performance share plan results, return on equity excludes (i) the impact of the Tax Cuts and Jobs Act of 2017 ($315.9 million in 2017), (ii) favorable adjustments of $15.6 million and $16.0 million in 2016 and 2015 related to a change in the accounting estimate of depreciable lives for railcars, and (iii) accumulated other comprehensive income for each year. Please see Exhibit B of this Proxy Statement for a reconciliation of return on equity calculated for performance share purposes to return on equity calculated in accordance with GAAP.

40	GATX CORPORATION - 2018 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Change of Control Agreements

We have entered into agreements with our NEOs that provide certain benefits if employment is terminated following a change of control (“COC”). This protection is provided for competitive reasons and to ensure the stability, continuity, and impartiality of our executives in a COC situation. The level of protection provided is intended to be similar to that provided by similarly sized organizations.

The COC agreements are “double-trigger” agreements, meaning that benefits are payable only if a COC occurs and an executive’s employment is terminated or constructively terminated. For a description of the key terms of these agreements, please see Potential Payments upon Termination or Change of Control on page 49. Since 2009, we have not entered into any new COC agreements that provide excise tax gross-up benefits, and we do not intend to offer this feature in the future. We do, however, have older agreements entered into in 2009 or earlier that have excise tax gross-up benefits. In the event that we amend such agreements for any reason in the future, we will eliminate such excise tax gross-ups.

Double-Trigger Equity Vesting

The vesting of equity awards upon a COC is determined under the GATX Amended and Restated 2012 Incentive Award Plan and related grant agreements. These terms apply to all employees who receive long-term incentive awards. In addition, all grant agreements require both a COC event and an executive’s actual or constructive termination before vesting is accelerated.

Mr. Earl’s Retirement

On March 1, 2018, James F. Earl, former Executive Vice President of the Company and President, Rail International, retired from GATX after more than 30 years of service. In October 2017, to facilitate an orderly transition in connection with his retirement, we entered into an agreement with Mr. Earl pursuant to which we will make the following separation payments to him in exchange for certain waivers, releases, and non-competition, non-solicitation, and confidentiality covenants for our benefit: (a) within 60 days of his retirement, a lump sum payment of $621,300 and a

$36,000 contribution to his health reimbursement account; (b) on February 28, 2019, a lump sum payment of $745,000; (c) in February 2019, when the Company’s annual incentive awards are paid for 2018, a payment equal to the spread between $434,910 and the pro rata incentive award actually earned by Mr. Earl for 2018; and (d) provided Mr. Earl elects coverage under the Company’s pre-65 retiree health plan, a subsidy for the first 12 months of such coverage totaling $14,000, which will be provided in 12 monthly installments.

Process for Determining Executive Compensation (Including NEOs)

Compensation Committee and Management

The Compensation Committee, with input from the independent compensation consultant, regularly reviews:

•	the competitiveness of our compensation program

•	the competitiveness of each NEO’s compensation

•	recent developments and current trends in executive compensation practices.

Our human resources staff and the Chief Executive Officer also provide input to the Compensation Committee regarding base salary increases, target level annual incentives, long-term incentive awards, and the goals applicable to earning such compensation. After reviewing these recommendations, the Compensation Committee determines and approves the compensation of each NEO as well as the performance goals. Our Chief Executive Officer, however, does not participate in, nor is he present during, any discussions of his own compensation. Such discussions occur during the Compensation Committee’s executive sessions. The Compensation Committee also reviews its pay decisions regarding our Chief Executive Officer with the other independent directors on the Board.

GATX CORPORATION - 2018 Proxy Statement	41

COMPENSATION DISCUSSION AND ANALYSIS

The Determination of Market Competitive Pay

We have structured our compensation programs to provide total direct compensation opportunities comparable to the median range of opportunities provided by companies of similar revenue size to GATX (which we refer to as “competitive” or “market” pay levels throughout this Compensation Discussion and Analysis).

Because we have no direct peers in the railcar leasing business for which relevant compensation data is available, gathering information on competitive pay levels with precision for our particular industry is not possible. Instead, the Compensation Committee, with assistance from our human resources staff and the independent compensation consultant, regularly reviews information on pay for executives as reported in national compensation surveys published by Aon Hewitt and Towers Watson for organizations of similar revenue as ours.

These surveys include general, non-company specific compensation information, on an aggregate basis, for approximately 170 public companies with annual revenues between $1-3 billion. We use these surveys to better understand current compensation practices at other companies of similar revenue size and as a data point to assist us in meeting our goal of having the various elements of compensation be market-competitive.

While these surveys are a starting point for our compensation review process, actual compensation decisions with respect to specific individuals are influenced by a variety of factors in addition to the surveys, including experience, tenure, skills, unique responsibilities, individual performance, and our specific talent requirements.

Compensation Governance

Stock Ownership and Stock Retention Requirements

To underscore the importance of stock ownership, we have established mandatory stock ownership and stock retention policies for our NEOs and other members of senior management. These policies require that each executive must retain shares of GATX stock having a value equal to 50% of the after-tax profits realized from GATX equity awards until the executive owns GATX shares equal in value to a multiple of salary based on his or her position. The multiple is 5.0 times salary for the

Chief Executive Officer and 2.5 times salary for other NEOs.

As of January 31, 2018, all of our NEOs had exceeded their respective stock ownership requirements, having achieved the following approximate percentages of their respective requirements: Mr. Kenney (373%), Mr. Lyons (389%), Mr. Earl (493%), Mr. Ellman (312%), and Ms. Golden (298%).

Clawback Policy

We have a policy which provides for the recovery of all or part of any bonus or other compensation paid to an executive officer that was based upon the achievement of financial results that were subsequently restated. In the event of a material restatement of our financial results, the Board, or a committee designated by the Board, will review the facts and circumstances that led to the restatement and will take such action as it deems necessary or appropriate.

The Board will consider whether any executive officer received excess compensation because the original financial statements were incorrectly presented. In addition, the Board will consider the accountability of any executive officer whose acts or omissions were responsible in whole or in part for the events that led to the restatement and whether such acts or omissions constituted misconduct.

Under such policy, the Board may also, depending upon the facts and circumstances, take disciplinary action, up to and including termination of employment, or decide to pursue other available remedies, including, but not limited to, canceling stock-based awards.

Section 162(m) and Regulatory Considerations

Section 162(m) of the Internal Revenue Code generally places a $1 million limit on the amount of compensation a company can deduct in any one year for certain executive officers. While our Compensation Committee considers the deductibility of awards as one factor in determining executive compensation, the Committee also looks at other factors in making its decisions, as noted above, and retains the flexibility to award compensation that it determines to be consistent with the goals of our executive compensation program even if the awards are not deductible by GATX for tax purposes.

42	GATX CORPORATION - 2018 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

The 2017 annual incentive and performance share award opportunities granted to our executive officers were designed in a manner intended to be exempt from the deduction limitation of Section 162(m) as in effect at the time of grant because they are paid based on the achievement of pre-determined performance goals established by our Compensation Committee pursuant to our shareholder-approved equity incentive plan.

Base salary is not subject to performance goals and, therefore, is not exempt from Section 162(m) and will not be deductible to the extent the $1 million limit of Section 162(m) is exceeded.

The Tax Cuts and Jobs Act of 2017 repealed the exemption from Section 162(m)’s deduction limit for performance-based compensation, effective for taxable years beginning after December 31, 2017, such that compensation paid to our covered executive officers in excess of $1 million will not be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017.

Despite our Compensation Committee’s efforts to structure our annual incentive awards and performance share awards to NEOs in a manner intended to be exempt from Section 162(m) and, therefore, not subject to its deduction limits, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, including the uncertain scope of the transition relief under the legislation repealing Section 162(m)’s exemption from the deduction limit, no assurance can be given that compensation intended to satisfy the requirements for exemption from Section 162(m) will, in fact, do so. Further, our Compensation Committee reserves the right to modify compensation that was initially intended to be exempt from Section 162(m) if it determines that such modifications are consistent with GATX’s business needs.

Compensation Committee’s Independent Consultant

The independent compensation consultant, Pay Governance, has been retained by, and reports directly to, the Compensation Committee and does not have any other consulting engagements with management or GATX. The Compensation Committee has assessed the independence of Pay Governance and its employees working on GATX matters pursuant to applicable SEC rules and NYSE listing standards and determined that no conflict of interest or independence concerns exist.

With respect to Chief Executive Officer compensation, Pay Governance provides an independent recommendation to the Compensation Committee in the form of a range of possible outcomes, for the committee’s consideration. In developing its recommendation, Pay Governance relies on its understanding of GATX’s business and compensation programs and its own independent research and analysis. Pay Governance does not meet with our Chief Executive Officer with respect to his compensation. In addition to advising on Chief Executive Officer compensation, Pay Governance reviews the Chief Executive Officer’s recommendations on compensation of his direct reports.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in our Annual Report on Form 10-K.

David S. Sutherland (Chair)

Ernst A. Häberli

Casey J. Sylla

Stephen R. Wilson

Paul G. Yovovich

GATX CORPORATION - 2018 Proxy Statement	43

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)(2)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
(a)	(b)	(c)	(e)	(f)	(g)	(h)	(i)	(j)
Brian A. Kenney	2017	956,500	1,535,493	1,571,667	780,695	1,223,234	8,100	6,075,689
Chairman of the Board,	2016	956,500	1,496,083	1,512,126	1,071,854	1,270,477	7,950	6,314,990
President and Chief	2015	956,500	1,436,408	1,432,824	1,016,951	884,069	7,950	5,734,702
Executive Officer
Robert C. Lyons	2017	525,300	397,638	407,469	300,125	614,748	8,100	2,253,380
Executive Vice President	2016	523,583	378,527	382,536	410,709	511,602	7,950	2,214,907
and Chief Financial Officer	2015	512,500	373,899	372,280	381,423	323,742	7,950	1,971,794
James F. Earl	2017	621,300	358,486	366,722	354,974	934,077	8,100	2,643,659
Executive Vice President	2016	619,267	363,245	367,290	485,766	993,618	7,950	2,837,136
and President, Rail	2015	606,150	379,021	377,728	451,120	657,853	7,950	2,479,822
International
Thomas A. Ellman	2017	460,000	358,486	366,722	262,816	477,646	8,100	1,933,770
Executive Vice President,	2016	455,000	306,819	310,464	305,924	349,212	7,950	1,735,369
and President, Rail	2015	425,833	256,095	256,056	271,647	195,293	7,950	1,412,874
North America
Deborah A. Golden	2017	430,700	240,418	246,422	210,922	354,049	8,100	1,490,611
Executive Vice President,	2016	429,300	234,718	237,006	288,643	325,872	7,950	1,523,489
General Counsel and	2015	420,250	225,364	225,184	268,086	226,684	7,950	1,373,518
Corporate Secretary

(1)	For awards granted under the GATX Amended and Restated 2012 Incentive Award Plan, amounts shown reflect the dollar amount of the grant date fair value of the awards for the years shown, in accordance with Accounting Standards Codification (“ASC”) Topic No. 718, Compensation — Stock Compensation. Assumptions used to calculate these amounts are included in the notes to our audited financial statements contained in our Annual Reports on Form 10-K for fiscal years ended December 31, 2017, 2016, and 2015.
(2)	For performance share awards, amounts shown reflect the grant date fair value of the awards at target payout for the years shown. The grant date fair value of the performance share awards for 2017, 2016, and 2015, respectively, assuming the highest level of performance (i.e., 200% of target) are as follows: Mr. Kenney ($3,070,985, $2,992,167, and $2,872,817); Mr. Lyons ($795,275, $757,054, and $747,797); Mr. Earl ($716,971, $726,490, and $758,041); Mr. Ellman ($716,971, $613,637, and $512,190); and Ms. Golden ($480,836, $469,436, and $450,727).
(3)	The amounts shown reflect the annual incentive awards earned under the GATX Cash Incentive Compensation Plan by each NEO for the years shown.
(4)	Change in pension value reflects the increase in the present value of the accumulated pension benefit during the years shown. The Pension Benefits Table shows the present value of the accumulated pension benefit as of December 31, 2017 and the assumptions used in the calculation of that value. We determined the December 31, 2016 and December 31, 2015 present values using the same assumptions except that the interest rates used for discounting under ASC Topic No. 715, Compensation — Retirement Benefits, were 4.22% in 2016 and 4.46% in 2015.
(5)	For 2017, amounts shown reflect matching contributions we made to the GATX Salaried Employees Retirement Savings Plan for Messrs. Kenney, Lyons, Earl, Ellman, and Ms. Golden ($8,100). For all periods presented, this column excludes dividends on SARs and performance shares because those dividends are included in the grant date fair value amounts for stock awards as reported in columns (e) and (f) of the table above and in column (m) of the Grants of Plan-Based Awards Table.

44	GATX CORPORATION - 2018 Proxy Statement

EXECUTIVE COMPENSATION TABLES

Grants of Plan-Based Awards Table

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock & Option
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Options (#)(3)	Awards ($)	Awards ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(j)	(k)	(m)
Brian A. Kenney	1/1/2017	478,250	956,500	1,626,050
	1/26/2017							81,000	61.175	$1,571,667
	1/26/2017				6,275	25,100	50,200			$1,535,493
Robert C. Lyons	1/1/2017	183,855	367,710	625,107
	1/26/2017							21,000	61.175	$407,469
	1/26/2017				1,625	6,500	13,000			$397,638
James F. Earl	1/1/2017	217,455	434,910	739,347
	1/26/2017							18,900	61.175	$366,722
	1/26/2017				1,465	5,860	11,720			$358,486
Thomas A. Ellman	1/1/2017	161,000	322,000	547,400
	1/26/2017							18,900	61.175	$366,722
	1/26/2017				1,465	5,860	11,720			$358,486
Deborah A. Golden	1/1/2017	129,210	258,420	439,314
	1/26/2017							12,700	61.175	$246,422
	1/26/2017				983	3,930	7,860			$240,418

(1)	Amounts shown reflect target, threshold, and maximum annual incentive payouts for 2017 under the GATX Cash Incentive Compensation Plan based on the achievement of income goals. Threshold amounts represent 50% of target based on the financial goal threshold.
(2)	Amounts shown reflect the number of performance shares granted in 2017 under the GATX Amended and Restated 2012 Incentive Award Plan. The percentage of each performance share award that will be earned is based upon the achievement of two equally weighted performance goals: three-year average return on equity and three-year cumulative investment volume.
(3)	Amounts shown reflect the number of NQSOs granted in 2017 under the GATX Amended and Restated 2012 Incentive Award Plan.

Narrative Discussion Related to the Summary Compensation Table and Grants of Plan-Based Awards Table

Annual Incentive Awards

In 2017, our NEOs were eligible for annual incentive awards based solely on financial performance goals measured in terms of GATX net income. The target incentive awards were payable at 100% of targeted net income, which was set at 125% of budgeted net income. Threshold and maximum incentive awards (50% and 170%, respectively, of the target awards) were payable at 90% and 140% or more of targeted net income.

Based on individual targets and on actual net income as described in the Compensation Discussion and Analysis, 2017 incentive payouts under the GATX Cash Incentive Compensation Plan are shown in column (g) of the Summary Compensation Table. GATX net income achievement for 2017 was $185.0 million1 for incentive payout purposes, or 84.8% of target for our NEOs, resulting in payouts at 81.6% of their target awards.

[1]	For annual incentive award purposes, net income excludes tax adjustments and other items. For a reconciliation of net income, excluding tax adjustments and other items, to net income, calculated in accordance with GAAP, please see Exhibit B to this Proxy Statement.

GATX CORPORATION - 2018 Proxy Statement	45

EXECUTIVE COMPENSATION TABLES

Equity-Based Long-Term Incentives

Equity-based long-term incentive awards in 2017 consisted of NQSOs and performance shares.

NQSOs vest in three equal annual installments and expire seven years after the grant date. The grant price is based on the average of the high and low prices of GATX common stock on the date of grant. Dividend equivalents accrue on NQSO grants and are not paid until vesting and each quarter thereafter until the NQSOs are exercised or expire. The NQSOs granted to the NEOs on January 26, 2017 will vest in three equal installments on January 26 of 2018, 2019, and 2020.

The number of NQSOs awarded in 2017 and their grant date fair value are shown in columns (j) and (m), respectively, in the Grants of Plan-Based Awards Table. The grant date fair value of the 2017, 2016, and 2015 NQSO awards are shown in column (f) of the Summary Compensation Table for each year granted.

The percentage of each performance share award that will be earned is based on the extent to which pre-established goals on two independent performance measures, each of which is weighted at 50%, are achieved over a three-year performance period ending on December 31, 2019. The two performance measures are three-year average return on equity (defined as net income divided by average equity) and three-year cumulative investment volume (defined as the sum of cumulative GAAP-basis portfolio investments and capital additions as reported on the Company’s audited statement of cash flows for each year in the performance period), subject to adjustment.

The number of performance shares earned at the end of the performance period ranges from 0% to 200% of the initial target grant. For the return on equity component, the 2017 target grant will be earned if return on equity is 100% of targeted performance. The threshold and maximum number of performance shares are 25% and 200% of the target grant, respectively. For the cumulative investment volume component, the 2017 target grant is earned if cumulative investment volume is 100% of targeted performance. The threshold and maximum number of performance shares are 25% and 200% of the target grant, respectively. Dividend equivalents accrue throughout the performance period and are only paid on the number of performance shares earned at the end of the performance period.

The grant date fair value of the 2017, 2016, and 2015 performance shares are shown in column (e) of the Summary Compensation Table. The number of performance shares granted in 2017 that may be earned at target, threshold, and maximum levels is shown in columns (g), (f), and (h), respectively, of the Grants of Plan-Based Awards Table.

46	GATX CORPORATION - 2018 Proxy Statement

EXECUTIVE COMPENSATION TABLES

Outstanding Equity Awards at Fiscal Year-End Table

The following table summarizes the number of shares of our stock underlying outstanding equity incentive plan awards for each NEO as of December 31, 2017.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares of Units of Stock that Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)
(a)	(b)	(c)		(d)	(e)	(f)	(g)	(h)	(i)		(j)(6)
Brian A. Kenney	0	81,000	(1)		61.175	1/26/2024			25,100	(4)	1,560,216
	36,366	72,734	(2)		39.185	1/28/2023			38,180	(5)	2,373,269
	52,600	26,300	(3)		56.910	1/29/2022
	57,500				58.345	1/30/2021
	62,500				45.891	1/24/2020
	76,900				44.015	1/26/2019
	75,000				33.935	1/27/2018
Robert C. Lyons	0	21,000	(1)		61.175	1/26/2024			6,500	(4)	$404,040
	9,200	18,400	(2)		39.185	1/28/2023			9,660	(5)	600,466
	13,667	6,833	(3)		56.910	1/29/2022
	17,500				58.345	1/30/2021
	17,900				45.891	1/24/2020
	18,200				44.015	1/26/2019
	18,500				33.935	1/27/2018
James F. Earl	0	18,900	(1)		61.175	1/26/2024			5,860	(4)	364,258
	8,333	17,667	(2)		39.185	1/28/2023			9,270	(5)	576,223
	13,867	6,933	(3)		56.910	1/29/2022
	16,900				58.345	1/30/2021
	19,200				45.891	1/24/2020
	21,500				44.015	1/26/2019
Thomas A. Ellman	0	18,900	(1)		61.175	1/26/2024			5,860	(4)	364,258
	7,466	14,934	(2)		39.185	1/28/2023			7,830	(5)	486,713
	9,400	4,700	(3)		56.910	1/29/2022
	12,500				58.345	1/30/2021
	9,300				45.891	1/24/2020
	8,500				44.015	1/26/2019
Deborah A. Golden	0	12,700	(1)		61.175	1/26/2024			3,930	(4)	244,289
	5,700	11,400	(2)		39.185	1/28/2023			5,990	(5)	372,338
	8,267	4,133	(3)		56.910	1/29/2022
	11,700				58.345	1/30/2021
	11,600				45.891	1/24/2020
	12,100				44.015	1/26/2019

(1)	NQSOs will vest in three, equal, annual installments on 1/26/2018, 1/26/2019, and 1/26/2020.
(2)	50% of the unexercisable SARs will vest on 1/28/2018 and the remainder will vest on 1/28/2019.
(3)	100% of the SARs will vest on 1/29/2018.
(4)	Amounts shown reflect the number of target performance shares granted in 2017. A portion (ranging from 0% to 200%) will be earned subject to the achievement of specified performance objectives and will vest on 12/31/2019.
(5)	Amounts shown reflect the number of target performance shares granted in 2016. A portion (ranging from 0% to 200%) will be earned subject to the achievement of specified performance objectives and will vest on 12/31/2018.
(6)	Market value of performance shares is based on the closing price of GATX common stock on the last trading day of the year, December 29, 2017, which was $62.16 per share.

GATX CORPORATION - 2018 Proxy Statement	47

EXECUTIVE COMPENSATION TABLES

Option Exercises and Stock Vested Table

	Option Awards		Stock Awards(1)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
(a)	(b)	(c)	(d)	(e)
Brian A. Kenney	0	0	21,151	1,474,965
Robert C. Lyons	0	0	5,506	383,961
James F. Earl	0	0	5,581	389,191
Thomas A. Ellman	9,300	251,658	3,771	262,971
Deborah A. Golden	13,300	406,787	3,318	231,381

(1)	Amounts shown include the number and value of performance shares earned during the 2015-2017 performance period as described in the Compensation Discussion and Analysis section of this Proxy Statement. Although actual performance was determined after calendar year-end on January 25, 2018, the amounts are reported in the table above (and not in the Outstanding Equity Awards at Fiscal Year-End table) to reflect the actual value earned in 2017 for the 2015-2017 performance period.

Pension Benefits Table

Each of our NEOs participated in a defined benefit pension plan during the year ended December 31, 2017. The following table contains information about these plans that provide for payments or other benefits to our NEOs at, following, or in connection with retirement.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($) (1)(2)	Payments During Last Fiscal Year ($)
(a)	(b)	(c)	(d)	(e)
Brian A. Kenney	GATX Non-Contributory Pension Plan for Salaried Employees	22.2	691,050	0
	GATX Supplemental Retirement Plan	22.2	6,264,333	0
Robert C. Lyons	GATX Non-Contributory Pension Plan for Salaried Employees	21.3	738,820	0
	GATX Supplemental Retirement Plan	21.3	2,047,648	0
James F. Earl	GATX Non-Contributory Pension Plan for Salaried Employees	29.9	1,370,026	0
	GATX Supplemental Retirement Plan	29.9	4,971,563	0
Thomas A. Ellman	GATX Non-Contributory Pension Plan for Salaried Employees	21.3	617,544	0
	GATX Supplemental Retirement Plan	21.3	1,117,355	0
Deborah A. Golden	GATX Non-Contributory Pension Plan for Salaried Employees	12.0	622,326	0
	GATX Supplemental Retirement Plan	12.0	1,170,205	0

(1)	Present value of accumulated benefit is calculated as the amount payable at age 65. The GATX Non-Contributory Pension Plan for Salaried Employees Plan assumption is that 50% will elect the lump sum option and 50% will elect the annuity option at retirement. The GATX Supplemental Retirement Plan calculations use each NEO’s actual election for payment of future benefit; all NEOs shown have elected a lump sum form of payment. The value of the annuity option is calculated using December 31, 2017, ASC Topic No. 715, Compensation — Retirement Benefits, disclosure assumptions (3.68% interest rate, RP-2014 Healthy Annuitant Mortality Table generationally projected by Scale MP2016). Lump sums are valued at age 65 using the IRS three-segment lump sum rates and are then discounted back from age 65 to December 31, 2017 at 3.68% and 3.44% for the Salaried Plan and Non-Qualified Supplemental Plan, respectively.
(2)	NEOs may also qualify for subsidized early retirement benefits.

48	GATX CORPORATION - 2018 Proxy Statement

EXECUTIVE COMPENSATION TABLES

Narrative Discussion Related to Pension Benefits Table

NEOs participate in our Non-Contributory Pension Plan for Salaried Employees (the “Qualified Plan”), which covers salaried employees of GATX and its domestic subsidiaries.

All NEOs have met the Qualified Plan’s vesting requirement. Subject to certain limitations imposed by law, pensions are based on years of service and average monthly compensation during (i) the five consecutive calendar years of highest compensation during the last 15 calendar years preceding retirement or the date on which employment terminates or (ii) the 60 consecutive calendar months preceding retirement or the date on which employment terminates, whichever is greater. Benefits under the Qualified Plan are not subject to any deduction for Social Security or other offset amounts.

Annual benefits in excess of certain limits imposed by the Employee Retirement Income Security Act of 1974 or the Internal Revenue Code on payments from the Qualified Plan will be paid by the Company under the GATX Supplemental Retirement Plan (the “Non-Qualified Plan”). The Non-Qualified Plan is designed to restore those benefits that would otherwise be limited by statutory regulations. Payments are made as a single lump sum amount representing the actuarially equivalent present value of the benefit payable at age 65. Payments made pursuant to the Non-Qualified Plan are funded from the general assets of the Company.

Key provisions of the Qualified Plan include the following:

•	Participation. Participation begins on January 1 or July 1 coincident with or next following completion of one year of service and attainment of age 21.

•	Normal Retirement Benefits. Normal retirement is at age 65 with five years of credited service. The basic formula is a base benefit equal to 1% of average monthly compensation multiplied by years of benefit service plus an excess benefit equal to 0.65% of average monthly compensation in excess of monthly
Social Security Covered Compensation multiplied by years of benefit service (to a maximum of 35 years).

•	Early Retirement Benefits. Qualified benefits can commence at any age in the form of an annuity with the accrued benefit actuarially reduced for commencement before age 65, or as a single lump sum payment representing the actuarially equivalent present value of the age 65 benefit. Qualified benefits accrued prior to July 1, 2008 and payable in annuity form to employees who (a) are at least age 55 with 15 or more years of service or (b) have at least 30 years of service and whose age plus service total 90 or more, are subject to a partial rather than full actuarial reduction for early commencement.

“Compensation” is defined as regular earnings during the calendar year, including covered bonuses but excluding deferred and contingent compensation. For NEOs, compensation includes salary and annual incentive awards paid under the GATX Cash Incentive Compensation Plan. For the Final Average Pay Formula, “Social Security Covered Compensation” means the 35-year average of Social Security taxable wage bases in effect up to and including the year in which an individual attains Social Security Normal Retirement Age calculated in accordance with Revenue Ruling 89-70.

For unmarried participants, the normal form of payment is a life annuity. For married participants, the normal form of payment is a 50% joint-and-survivor annuity. Optional forms of payment include a single lump sum of the accrued pension’s actuarially equivalent present value, or a joint and survivor co-pensioner annuity. All forms of payment have the same actuarially equivalent value as the life annuity.

The present value of accumulated pension benefits for each NEO is shown in column (d) of the Pension Benefits Table.

Potential Payments upon Termination or Change of Control

Except for the COC agreements described in the Compensation Discussion and Analysis and the employment agreement with Mr. Earl described on page 41, we have not entered into employment agreements with any of the NEOs. They participate in the same plans and are subject to the same treatment as all other salaried employees in the event of termination due to voluntary resignation, discharge for cause, involuntary separation, death, disability, and retirement. This discussion, and the table that follows, therefore focuses solely on termination in the event of a change of control of GATX. The key provisions of the COC agreements are described below, followed by a table that shows the amounts that we would pay or the benefits we would have provided to each NEO if such a change of control situation had occurred on December 31, 2017.

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EXECUTIVE COMPENSATION TABLES

Key Provisions of the COC Agreements

Each NEO has entered into a COC agreement that provides certain benefits should employment be terminated or constructively terminated following a change of control. Key terms under the agreements include the following:

Executive Benefit	Description
Term	• Agreement effective for two-year rolling term and renews automatically each year unless GATX gives 60-days’ advance notice of non-renewal
• Employment period is two years
• Unless a COC occurs, employment is at will
Payment Triggers	• Involuntary termination without “cause” or voluntary termination for “good reason” within two years following a COC
• Failure of a successor to assume the Agreement
• Termination prior to, but in contemplation of, a COC
• Payments are not triggered in the event of death, disability, “cause,” or voluntary termination for other than “good reason”
Severance Benefits	• Three times the sum of base salary and target annual bonus (paid in lump sum)
• Three years of additional age and service credit for retirement purposes
• Three years of additional coverage in health and welfare plans (such coverage becomes secondary if re-employed); thereafter, coverage continues at executive’s cost until eligible for Medicare
• Outplacement services at a maximum cost of 10% of salary

•    Pro rata portion of target bonus for the year in which the COC occurs for the actual period served during the year of the COC prior to termination and payment of previously deferred compensation plus interest

Excise Tax Gross Up

•    Provided unless value of severance benefits is within 110% of the level that would not trigger excise taxes; if so, the amount of severance benefits otherwise payable is reduced so that excise taxes are not imposed

• Tax gross up not included in COC agreements entered into after 2009
Enforcement and Legal Fees	• Payable by Company unless a court determines that such payment was unjust
Definition of Key Terms	• COC means any of the following:
— the acquisition of 20% or more of the Company’s outstanding shares or voting securities
— a turnover in a majority of the Company’s board members

—  consummation of a reorganization, merger, consolidation, sale, or disposition of substantially all assets unless shareholders immediately prior to the merger beneficially own more than 65% of outstanding shares or voting power of the resulting entity

— consummation of a reorganization, merger, consolidation, sale, or disposition of substantially all assets of any subsidiary or 10-K business segment that is the primary employer of the executive
— shareholder approval of liquidation or dissolution of the Company

•    “Cause” means the willful illegal conduct, gross misconduct, or continued failure of the executive to perform his or her duties after receipt of written notice and explanation of performance shortfalls

• “Good Reason” means any of the following:
— a material diminution of the executive’s authority or duties
— a material diminution in base compensation
— a material diminution in the budget over which authority is retained
— a material change in geographic location at which services must be performed

50	GATX CORPORATION - 2018 Proxy Statement

EXECUTIVE COMPENSATION TABLES

Amounts Payable under COC Agreements

The table below reflects certain assumptions made in accordance with SEC rules, namely that (a) the COC and termination of employment occurred on December 31, 2017 and (b) the value of a share of the Company’s common stock on December 29, 2017, the last trading day of the year, was $62.16. It includes the lump sum payments associated with the benefits described above, as well as the value of all equity awards for which vesting is accelerated as provided under the GATX Amended and Restated 2012 Incentive Award Plan. The table excludes the following payments and benefits that are not enhanced by the termination of employment following a COC:

•	accrued vacation pay, health plan continuation, and other similar amounts payable when employment terminates under programs applicable to our salaried employees generally
•	stock options or SARs that have vested and are exercisable as shown in Column (b) of the Outstanding Equity Awards at Fiscal Year-End Table

•	performance shares that have vested as shown in Column (e) of the Option Exercises and Stock Vested Table

•	the present value of pension benefits calculated in accordance with the assumptions applicable to all participants in the GATX Non-Contributory Pension Plan for Salaried Employees.

Potential Payments upon Change of Control Table

					Accelerated Vesting of Equity Awards(3)
Name	Severance ($)	Bonus (Accrued Obligations) ($)(1)	SRP Payment ($)(2)	Gross-up Payment ($)	Options/SARs ($)	Performance Shares ($)	Outplacement ($)	Total Value ($)
Brian A. Kenney(4)	5,739,000	956,500	2,406,506	0	1,888,908	3,933,485	95,650	15,020,052
Robert C. Lyons(4)	2,679,030	367,710	1,009,521	0	479,300	1,004,506	52,530	5,592,597
James F. Earl(4)	3,168,630	434,910	1,525,117	0	431,841	940,481	62,130	6,563,109
Thomas A. Ellman	2,346,000	322,000	872,431	0	386,385	850,971	46,000	4,823,787
Deborah A. Golden(4)	2,067,360	258,420	633,141	0	296,125	616,627	43,070	3,914,743

(1)	Represents the executive’s current target bonus amount.
(2)	Represents the present value of the incremental portion of non-qualified pension benefits calculated using the discount rate specified in the COC agreements instead of the GATX Non-Contributory Pension Plan for Salaried Employees, attributable to three additional years of age and service credit.
(3)	Under the GATX Amended and Restated 2012 Incentive Award Plan, a termination following a change of control results in the accelerated vesting of all unvested NQSOs, SAR, and performance share grants. Performance against goals is assumed to be at target with respect to performance shares.
(4)	The value of the COC payments for each of Messrs. Kenney, Lyons, and Earl and Ms. Golden falls below the level that would trigger an excise tax, therefore they would not receive a gross-up payment.

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EXECUTIVE COMPENSATION TABLES

Pay Ratio Disclosure

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are providing the following information regarding the ratio of the total annual compensation of Brian A. Kenney, our Chief Executive Officer (our “CEO”), to the total annual compensation of our median employee for our last completed fiscal year.

In 2017, our last completed fiscal year, the total annual compensation of our CEO as reported in the Summary Compensation Table, was $6,075,689. The total annual compensation of our median employee, calculated in the same manner as the CEO’s, was $70,824. As a result, for 2017, our estimate of the ratio of our CEO’s total annual compensation to the total annual compensation of our median employee was approximately 86 to 1.

We identified our median employee by examining compensation information derived from payroll records for all employees, excluding the CEO, who were employed by us on October 1, 2017. As of such date, we employed approximately 2,282 people, with 1,403 of these employees located in the United States and 860 located outside the United States. We elected to exclude employees in India (12), Russia (4), and France (3) given the small number of employees located in those jurisdictions. In identifying our median employee, we selected actual base salary (for salaried employees) and wages (for hourly employees) for the 9-month period ended September 30, 2017 as the most appropriate measure of compensation and consistently applied that measure to all employees included in the calculation.

52	GATX CORPORATION - 2018 Proxy Statement

PROPOSAL 3:	RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee is directly responsible for the appointment, compensation, retention, and oversight of the independent registered public accounting firm retained to audit our financial statements. The Audit Committee has appointed Ernst & Young LLP to serve as our independent registered public accounting firm for 2018. Ernst & Young LLP and its predecessor firms have served as our independent registered public accounting firm since 1916.

The Audit Committee regularly evaluates the performance and independence of Ernst & Young LLP and considers non-audit fees and services when assessing independence. The Audit Committee and the Board believe that the continued retention of Ernst & Young LLP as our independent registered public accounting firm is in the best interests of GATX and our shareholders.

Because the members of the Audit Committee value shareholders’ views on our independent registered public accounting firm, we are seeking shareholder ratification of the appointment even though ratification is not legally required. While this vote cannot be binding, if shareholders do not ratify the appointment of Ernst & Young LLP, the Audit Committee will take the vote into account in making future appointments.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions by shareholders.

The Board of Directors recommends that you vote FOR the proposal to ratify Ernst  & Young LLP as our independent registered public accounting firm for 2018.

Audit Committee Report

The Audit Committee’s responsibilities, as set forth in its charter, include providing oversight of our financial accounting and reporting process through periodic meetings with our management, independent registered public accounting firm, and internal auditors to review accounting, auditing, internal controls, and financial reporting matters. The Audit Committee Charter is available on our website (www.gatx.com) in the Investor Relations section under “Corporate Governance”.

The Audit Committee has the ultimate authority to select and engage our independent registered public accounting firm, evaluate its performance, evaluate the performance of the lead audit partner, oversee the required rotation of the lead audit partner, review and consider the selection of the lead audit partner, approve all audit and non-audit work, and approve all associated fees. GATX management is responsible for the preparation and integrity of our financial reporting information and related systems of internal control. In the discharge of its functions, the Audit Committee relies on our management (including senior financial management), internal audit staff, and independent registered public accounting firm.

It is not the Audit Committee’s responsibility to plan or conduct audits or to determine that our financial statements are complete and accurate and prepared in accordance with generally accepted accounting principles. That work is the responsibility of GATX management and our independent registered public accounting firm. In making its recommendation to the Board noted below, the Audit Committee has relied on management to prepare the financial statements with integrity and objectivity and in conformance with generally accepted accounting principles and the report of our independent registered public accounting firm with respect to the financial statements.

The Audit Committee consists of five directors: Anne L. Arvia (Chair), Diane M. Aigotti, Robert J. Ritchie, Casey J. Sylla, and Stephen R. Wilson, each of whom is an “independent director” under the NYSE listing standards applicable to Audit Committee members. The Board has determined that each member of the Audit Committee is financially literate and has accounting and related financial management expertise, and that each is an “audit committee financial expert” (as such term is defined by the SEC).

GATX CORPORATION - 2018 Proxy Statement	53

PROPOSAL 3: RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has reviewed and discussed with management the audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

The Audit Committee has discussed with Ernst & Young LLP, our independent registered public accounting firm, the matters required to be discussed under Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 1301, Communication with Audit Committees, including the quality of our accounting policies, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The Audit Committee also has received from Ernst & Young LLP the written disclosures regarding the auditors’

independence required by PCAOB Ethics and Independence Rule 3256, Communication with Audit Committees Concerning Independence, and the Audit Committee has discussed with Ernst & Young LLP its independence.

Based on the review and discussions noted above, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2017 for filing with the SEC.

Anne L. Arvia (Chair)

Diane M. Aigotti

Robert J. Ritchie

Casey J. Sylla

Stephen R. Wilson

Pre-Approval Policy

Pursuant to our pre-approval policy, the Audit Committee must pre-approve all audit and non-audit services provided to GATX by our independent registered public accounting firm before the firm is engaged to perform the services. Each year, the Audit Committee reviews the annual audit plan submitted by the independent registered public accounting firm and pre-approves all necessary and appropriate audit services for the year.

Each quarter, the Company and the independent registered public accounting firm jointly provide the Audit Committee a report of all the audit-related, tax, and other non-audit services that were performed by the independent registered public accounting firm during the current fiscal quarter pursuant to the authority previously approved by the Committee. In addition, the Company and the independent registered public accounting firm provide the Audit Committee with an estimate of the nature and amount of the services expected to be needed in the next fiscal quarter, together with a joint statement confirming that the services are consistent with the SEC’s rules on auditor independence. The Audit Committee then pre-approves those services, as appropriate. Any proposed changes to the estimate of services reviewed as part of the annual audit plan also are discussed with the Audit Committee at that time. The Audit Committee may delegate pre-approval authority to one or more of its members. Any member or members to whom such authority is delegated must report any pre-approval decisions to the Audit Committee at its next scheduled meeting.

Audit and Other Related Fees

Audit Fees

The aggregate fees for professional services rendered by Ernst & Young LLP in connection with (i) the audit of the annual financial statements set forth in our Annual Report on Form 10-K, (ii) the review of the interim financial statements in our Quarterly Reports on Form 10-Q, (iii) comfort letters, consents, and other services related to SEC filings, and (iv) related audit services provided to other subsidiaries of GATX were approximately $2,613,000 for 2017 and approximately $2,747,000 for 2016. Audit fees also include the audit of the effectiveness of our internal control over financial reporting as required by SEC rules adopted under Section 404 of the Sarbanes-Oxley Act of 2002.

54	GATX CORPORATION - 2018 Proxy Statement

PROPOSAL 3: RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Audit-Related Fees

The aggregate fees for assurance and related services that were related to the performance of the audit or review of our financial statements were approximately

$136,000 for 2017 and approximately $134,000 for 2016. In both years, the services performed related to employee benefit plan audits.

Tax Fees

The aggregate fees for professional services rendered for federal and international tax compliance, advice, and planning were approximately $63,000 for 2017 and approximately $44,500 for 2016.

All Other Fees

Fees for other professional services rendered by Ernst & Young LLP were approximately $2,000 for each of 2017 and 2016, primarily related to access and use of Ernst & Young LLP’s online accounting research tool.

GATX CORPORATION - 2018 Proxy Statement	55

SECURITY OWNERSHIP OF DIRECTORS AND

EXECUTIVE OFFICERS

Each director, each executive officer named in the Summary Compensation Table, and all directors and executive officers as a group, owned the number of shares of GATX common stock set forth in the following table:

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned as of March 5, 2018(1)(2)
Diane M. Aigotti	2,724
Anne L. Arvia	20,249
James F. Earl	155,168
Thomas A. Ellman	99,109
Deborah A. Golden	72,078
Ernst A. Häberli	24,685
Brian A. Kenney	546,561
Robert C. Lyons	146,198
James B. Ream	30,254
Robert J. Ritchie	25,322
David S. Sutherland	59,628
Casey J. Sylla	35,259
Stephen R. Wilson	9,927
Paul G. Yovovich	20,944
All Directors and executive officers as a group	1,371,615

(1)	Includes (i) units of phantom common stock credited to the accounts of individuals and payable in shares of common stock following retirement from the Board as follows: Ms. Aigotti (2,724); Ms. Arvia (19,934); Mr. Häberli (24,685); Mr. Ream (25,254); Mr. Ritchie (23,322); Mr. Sutherland (49,628); Mr. Sylla (35,259); Mr. Wilson (5,927); Mr. Yovovich (18,930); and directors as a group (205,667); and (ii) shares which may be obtained by exercise of previously granted options or SARs within 60 days of March 5, 2018, by Mr. Earl (61,666); Mr. Ellman (65,633); Ms. Golden (39,633); Mr. Kenney (375,533); Mr. Lyons (99,500); and executive officers as a group (716,896).
(2)	Each person has sole investment and voting power (or shares such powers with his or her spouse), except with respect to units of phantom common stock, restricted common stock, and option grants. None of the directors or named executive officers owned 1% or more of the Company’s outstanding shares of common stock except for Mr. Kenney, who owned approximately 1.45%. Directors and executive officers as a group beneficially owned approximately 3.63% of the Company’s outstanding shares of common stock.

56	GATX CORPORATION - 2018 Proxy Statement

PRINCIPAL SHAREHOLDERS

The entities listed below are the only persons known to us to beneficially own more than 5% of our common stock. To our knowledge, except as indicated in the footnotes to this table, the entities named below have sole voting and investment power with respect to all shares beneficially owned by them. Percentage of beneficial ownership is based on 37,805,988 shares outstanding as of March 5, 2018.

Name and Address of Beneficial Owner	Shares Beneficially Owned	Percent of Common Stock
State Farm Mutual Automobile Insurance Company(1) One State Farm Plaza Bloomington, Illinois 61710	6,458,893	17.1
The Vanguard Group, Inc.(2) 100 Vanguard Boulevard Malvern, Pennsylvania 19355	4,857,941	12.8
GAMCO Investors, Inc.(3) One Corporate Center Rye, New York 10580	4,376,737	11.6
BlackRock, Inc.(4) 55 East 52nd Street New York, New York 10022	4,163,530	11.0
Dimensional Fund Advisors LP(5) Building One 6300 Bee Cave Road Austin, Texas 78746	3,235,037	8.6
Wellington Management Group LLP(6) 280 Congress Street Boston, Massachusetts 02210	2,605,283	6.9

(1)	Based on a Schedule 13G amendment filed with the SEC on February 8, 2018. Consists of (i) 3,336,000 shares held by State Farm Mutual Automobile Insurance Company, (ii) 882,800 shares held by State Farm Fire and Casualty Company, (iii) 274,621 shares held by State Farm Investment Management Corp., (iv) 1,608,000 shares held by State Farm Insurance Companies Employee Retirement Trust, (v) 313,800 shares held by State Farm Insurance Companies Savings and Thrift Plan for US Employees, and (vi) 43,672 shares held by State Farm Mutual Fund Trust. Each of the foregoing entities expressly disclaims beneficial ownership as to all shares as to which such person has no right to receive the proceeds of sale of the security and disclaims that it is part of a “group” under the regulations of the SEC with regard to the beneficial ownership of these shares of common stock. State Farm Investment Management Corp. and State Farm Mutual Fund Trust have shared voting and dispositive power with respect to 15,721 and 43,672, respectively, of the reported shares.
(2)	Based on a Schedule 13G filed with the SEC on February 9, 2018. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 36,688 shares of GATX stock as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 7,749 shares of GATX stock as a result of its serving as investment manager of Australia investment offerings. The Vanguard Group, Inc. and certain of its affiliated entities (collectively, “Vanguard”) have sole voting power with respect to 41,437 of the reported shares and shared voting power with respect to 5,000 of the reported shares. Vanguard has sole dispositive power with respect to 4,814,253 of the reported shares and shared dispositive power with respect to 13,688 of the reported shares.
(3)	Based on a Schedule 13D amendment filed with the SEC on March 24, 2014 and Schedule 13F filings with the SEC by GAMCO Investors, Inc. and Gabelli Funds, LLC on February 2, 2018. Consists of (i) 2,690,137 shares held by GAMCO Investors, Inc., (ii) 1,682,600 shares held by Gabelli Funds, LLC, and (iii) 4,000 shares held by Mario Gabelli. GAMCO Investors, Inc. (“GAMCO”) and certain of its affiliated entities have the sole power to vote or direct the vote and sole power to dispose or to direct the disposition of the reported shares, either for its own benefit or for the benefit of its investment clients or its partners, as the case may be, except that (i) GAMCO does not have the authority to vote 188,482 of the reported shares, (ii) Gabelli Funds has sole dispositive and voting power with respect to the shares held by the Funds so long as the aggregate voting interest of all joint filers does not exceed 25% of their total voting interest in GATX and, in that event, the Proxy Voting Committee of each Fund shall respectively vote that Fund’s shares, (iii) at any time, the Proxy Voting Committee of each such Fund may take and exercise in its sole discretion the entire voting power with respect to the shares held by such fund under special circumstances such as regulatory considerations, and (iv) the power of Mario Gabelli and GAMCO is indirect with respect to shares beneficially owned directly by other reporting persons. GAMCO and certain of its affiliated entities may be deemed to constitute a “group” under the regulations of the SEC with regard to beneficial ownership of these shares of common stock, however, GAMCO and each of these affiliated entities do not admit that they constitute a group.

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PRINCIPAL SHAREHOLDERS

(4)	Based on a Schedule 13G amendment filed with the SEC on January 19, 2018. Various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, these shares. No one person’s interest in these shares is greater than 5% of the total number of outstanding shares of GATX stock. Blackrock has sole voting power with respect to 4,078,326 of the reported shares and no voting power with respect to 85,000 of the reported shares.
(5)	Based on a Schedule 13G amendment filed with the SEC on February 9, 2018. Dimensional Fund Advisors LP, an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts (such as investment companies, trusts and accounts, collectively referred to as the “Funds”). In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an adviser or sub-adviser to certain Funds. In its role as investment adviser, sub-adviser and/or manager, Dimensional Fund Advisors LP or its subsidiaries (collectively, “Dimensional”) may possess voting and/or investment power over the shares that are owned by the Funds, and may be deemed to be the beneficial owner of the shares held by the Funds. However, all of the reported shares are owned by the Funds. Dimensional disclaims beneficial ownership of such shares. The Funds have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares held in their respective accounts. To the knowledge of Dimensional, the interest of any one such Fund does not exceed 5% of the outstanding shares of GATX.
(6)	Based on a Schedule 13G filed with the SEC on February 8, 2018. The reported shares are owned of record by clients of one or more investment advisers directly or indirectly owned by Wellington Management Group LLP. Those clients have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such securities. No such client is known to have such right or power with respect to more than 5% of GATX common stock. Wellington Management Group LLP has shared voting power with respect to 1,450,351 of the reported shares and shared dispositive power with respect to all of the reported shares.

58	GATX CORPORATION - 2018 Proxy Statement

FORWARD-LOOKING STATEMENTS

Statements in this Proxy Statement not based on historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and, accordingly, involve known and unknown risks and uncertainties that are difficult to predict and could cause our actual results, performance, or achievements to differ materially from those discussed. These include statements as to our future expectations, beliefs, plans, strategies, objectives, events, conditions, financial performance, prospects, or future events. In some cases, forward-looking statements can be identified by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” “likely,” “will,” “would,” and similar words and phrases. Forward-looking statements are necessarily based on estimates and assumptions that, while considered reasonable by us and our management, are inherently uncertain. Accordingly, you should not place undue reliance on forward-looking statements, which speak only as of the date they are made, and are not guarantees of future performance. We do not undertake any obligation to publicly update or revise these forward-looking statements.

The following factors, in addition to those discussed in our other filings with the SEC, including our Form 10-K for the year ended December 31, 2017, could cause actual results to differ materially from our current expectations expressed in forward-looking statements:

•	exposure to damages, fines, criminal and civil penalties, and reputational harm arising from a negative outcome in litigation, including claims arising from an accident involving our railcars

•	inability to maintain our assets on lease at satisfactory rates due to oversupply of railcars in the market or other changes in supply and demand

•	a significant decline in customer demand for our railcars or other assets or services, including as a result of:

—	weak macroeconomic conditions

—	weak market conditions in our customers’ businesses

—	declines in harvest or production volumes

—	adverse changes in the price of, or demand for, commodities

—	changes in railroad operations or efficiency

—	change in supply chains

—	availability of pipelines, trucks, and other alternative modes of transportation
—	other operational or commercial needs or decisions of our customers

•	higher costs associated with increased railcar assignments following non-renewal of leases, customer defaults, and compliance maintenance programs or other maintenance initiatives

•	events having an adverse impact on assets, customers, or regions where we have a concentrated investment exposure

•	financial and operational risks associated with long-term railcar purchase commitments

•	reduced opportunities to generate asset remarketing income

•	operational and financial risks related to our affiliate investments, including the Rolls-Royce & Partners Finance joint ventures

•	the impact of changes to the Internal Revenue Code as a result of the Tax Cuts and Jobs Act of 2017, and uncertainty as to how this legislation will be interpreted and applied

•	fluctuations in foreign exchange rates

•	failure to successfully negotiate collective bargaining agreements with the unions representing a substantial portion of our employees

•	asset impairment charges we may be required to recognize

•	deterioration of conditions in the capital markets, reductions in our credit ratings, or increases in our financing costs

•	competitive factors in our primary markets, including competitors with a significantly lower cost of capital than GATX

•	risks related to international operations and expansion into new geographic markets

•	changes in, or failure to comply with, laws, rules, and regulations

•	inability to obtain cost-effective insurance

•	environmental remediation costs

•	inadequate allowances to cover credit losses in our portfolio

•	inability to maintain and secure our information technology infrastructure from cybersecurity threats and related disruption of our business

GATX CORPORATION - 2018 Proxy Statement	59

OTHER INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and persons who own more than 10% of our common stock, to file with the SEC and the NYSE reports of their ownership, and any changes in ownership, of our common stock. In addition, SEC regulations require these persons to furnish us with copies of all such reports. Based solely on our review of the reports furnished to us, and written representations that no other reports were required, we believe that all Section 16(a) reports were timely filed in 2017.

Shareholder Proposals

2018 Annual Meeting Proposals

The Board does not know of any matters to be presented at the meeting other than those described in this Proxy Statement, and we have not received notice of any shareholder proposals for the upcoming Annual Meeting. In the event that a shareholder proposal is made at the

Annual Meeting, the Proxyholders (as defined on page 61) may exercise their discretionary voting authority under the proxies they hold to vote in accordance with their best judgment on any such proposal.

2019 Shareholder Proposals

Proposals Under SEC Rule 14a-8

In order for a shareholder proposal to be considered for inclusion in our proxy materials for the 2019 annual meeting of shareholders pursuant to SEC Rule 14a-8, the shareholder proposal must be received by the Corporate Secretary, GATX Corporation, 222 West Adams Street, Chicago, Illinois 60606 no later than November 19, 2018. Any such proposal may be included in next year’s proxy statement only if it complies with our By-Laws and the rules and regulations promulgated by the SEC, including Rule 14a-8. Nothing in this section shall be deemed to require us to include, in our proxy materials relating to any annual meeting, a shareholder proposal that does not meet all of the requirements for inclusion established by the SEC.

Non-14a-8 Proposals

If a shareholder intends to present a proposal for consideration at the 2019 annual meeting of shareholders outside the processes of SEC Rule 14a-8, the proposal must be received by the Corporate Secretary, GATX Corporation, 222 West Adams Street, Chicago, Illinois 60606 no earlier than December 31, 2018, and no later than January 30, 2019. The notice must contain, and be accompanied by, all of the information as specified in our By-Laws. We recommend that any shareholder wishing to bring any item before an annual meeting of shareholders review our By-Laws, which are available on our website (www.gatx.com) in the Investor Relations section under “Corporate Governance”.

2019 Director Nominations

Director nominations by shareholders for consideration at the 2019 annual meeting of shareholders must be received by the Governance Committee, c/o the Corporate Secretary, GATX Corporation, 222 West Adams Street, Chicago, Illinois 60606 no earlier than December 31, 2018, and no later than January 30, 2019.

The notice must contain, and be accompanied by all information required by our By-Laws, the proxy rules, and applicable law.

60	GATX CORPORATION - 2018 Proxy Statement

QUESTIONS AND ANSWERS ABOUT THE MEETING

Who may vote at the Annual Meeting?

Only holders of shares of our common stock as of the close of business on March 5, 2018 (the “Record Date”) will be entitled to vote at the Annual Meeting. On that day, 37,805,988 shares of common stock were issued and outstanding and eligible to vote. Each share is entitled to one vote on each matter presented at the Annual Meeting.

Who can attend the Annual Meeting?

Only holders of our common stock as of the Record Date, or their duly appointed proxies, will be entitled to attend the Annual Meeting. If you hold your shares through a broker, bank, or other nominee, you will not be admitted to the Annual Meeting unless you bring a copy of a statement (such as a brokerage statement) from your nominee reflecting your stock ownership as of the Record Date.

How do I vote?

Shareholder of Record. If your shares are registered directly in your name with our transfer agent, Computershare Investor Services, then you are considered the shareholder “of record” with respect to those shares. You can vote (1) by internet or telephone by following the instructions on the proxy card, (2) signing, dating, and returning the proxy card, or (3) attending the Annual Meeting and voting in person.

Beneficial Owner of Shares Held in Street Name. If you hold your shares through a broker, bank, or other nominee, then the nominee holding your shares is considered the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to instruct that nominee on how to vote the shares held in your account. Your nominee will provide you with instructions on how to vote your shares, including any available telephone or internet voting options. If you hold your shares through a broker, bank, or other nominee and would like to vote in person at the Annual Meeting, you must first obtain a legal proxy issued in your name from the nominee that holds your shares.

What does it mean to vote by proxy?

It means that you give someone else the right to vote your shares in accordance with your instructions. In this case, we are asking you to give your proxy to each of our Chief Executive Officer, Chief Financial Officer, and

General Counsel (the “Proxyholders”). In this way, you ensure that your vote will be counted even if you are unable to attend the Annual Meeting.

What happens if I do not give specific voting instructions?

Shareholder of Record. If you are a shareholder of record and you indicate when voting by internet or telephone that you wish to vote as recommended by the Board, or you sign and return a proxy card without giving specific voting instructions, the Proxyholders will vote your shares (1) FOR the election of each of the Board’s nominees for director, (2) FOR the adoption of the shareholder advisory resolution to approve the Company’s executive compensation, and (3) FOR the ratification of the Audit Committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm for 2018.

GATX CORPORATION - 2018 Proxy Statement	61

QUESTIONS AND ANSWERS ABOUT THE MEETING

Beneficial Owner of Shares Held in Street Name. If you hold your shares through a bank, broker, or other nominee and you do not provide that nominee with specific voting instructions, under the rules of various national and regional securities exchanges, the nominee that holds your shares may generally vote on “routine” matters but cannot vote on “non-routine” matters. If your nominee does not receive instructions from you on how to vote your shares on a non-routine matter at least 10 days before the Annual Meeting, your nominee will inform the inspector of election that it does not have the authority to vote your shares on that matter. This is generally referred to as a “broker non-vote”.

Ratification of the Audit Committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm for 2018 (Proposal No. 3) is considered a “routine” matter. A bank, broker, or other nominee may generally vote on routine matters, and therefore, no broker non-votes are expected to occur in connection with Proposal No. 3. The election of directors (Proposal No. 1) and the advisory vote on executive compensation (Proposal No. 2) are considered “non-routine” matters. A bank, broker, or other nominee cannot vote on those matters without instructions from the beneficial owner of the shares, and therefore, broker non-votes may occur on Proposals 1 and 2.

How are the votes counted?

Our transfer agent, Computershare Investor Services, will serve as tabulator and will count the votes. You may vote FOR, AGAINST, or ABSTAIN with respect to each director nominee and on Proposals 2 and 3. If you abstain from voting on any director nominee or item, your abstention will not have an effect on the outcome of the vote. In tabulating the voting results, only FOR and AGAINST votes are counted. Broker non-votes and abstentions are counted only for purposes of determining whether a quorum is present.

Can I change my mind after I have voted?

You may revoke your proxy and change your vote at any time before the final vote at the Annual Meeting. If you vote by internet or by telephone only your latest internet or telephone proxy that is timely submitted prior to the meeting will be counted. If you vote by signing and returning a proxy card, you may change your vote by completing a new proxy card with a later date. You may also revoke your proxy and change your vote by attending the meeting and voting in person. However, your attendance at the Annual Meeting will not automatically revoke your proxy unless you vote again at the Annual Meeting or specifically request that your prior proxy be revoked by delivering written notice to the Company’s Corporate Secretary at 222 West Adams Street, Chicago, Illinois 60606.

What happens if other matters come up at the Annual Meeting?

If any matters other than those referred to in the Notice of Annual Meeting properly come before the meeting, the Proxyholders will have the discretion to vote the proxies held by them in accordance with their best judgment.

However, we have not received timely and proper notice from any shareholder of any other matter to be presented at the meeting.

What constitutes a quorum?

The Annual Meeting will be held only if a quorum is present. A quorum will be present if a majority of the 37,805,988 shares of our common stock issued and outstanding on the Record Date are represented, in person or by proxy, at the Annual Meeting. Broker non-votes and abstentions will be counted for purposes of determining whether a quorum is present.

62	GATX CORPORATION - 2018 Proxy Statement

QUESTIONS AND ANSWERS ABOUT THE MEETING

How is it determined whether a matter has been approved?

Assuming a quorum is present, each director nominee will be elected by a majority of votes cast with respect to his or her election. A majority of votes cast means that the number of votes cast FOR the election of a director nominee exceeds the number of votes cast AGAINST such director nominee’s election. Under the Board’s existing resignation policy, each director is expected to tender his or her resignation when nominated for election to the Board. The resignation will become effective only if the director receives more votes AGAINST his or her election than FOR votes and the Governance Committee, or other duly authorized committee of the Board, decides to accept the resignation. Abstentions and broker non-votes are not considered votes cast for the foregoing purpose and will have no effect on the election of director nominees.

Approval of Proposals 2 and 3 requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on that proposal at the Annual Meeting.

What shares are covered by the proxy card?

Shareholders Who Are Not Current or Former GATX Employees. If you are not a current or former employee of GATX, the standard proxy card covers all shares held by you of record.

Current or Former GATX Employees. If you are a current or former employee of GATX and you have shares in the GATX Stock Fund as a result of your participation in the GATX salaried or hourly 401(k) plans (collectively, the “401(k) Plans”), you will receive a separate proxy card for any shares you hold in those plans (your “Plan Shares”). This separate proxy card will cover all of your Plan Shares. Subject to applicable law, the trustee of the 401(k) Plans will vote your Plan Shares in accordance with the voting instructions you provide by completing and returning the proxy card for your Plan Shares or by voting your Plan Shares by internet or by telephone. If you do not instruct the trustee how to vote, the trustee will vote your Plan Shares in the same proportion as those Plan Shares for which the trustee receives timely voting instructions from other shareholder participants in the 401(k) Plans. To allow sufficient time for the trustee to vote your Plan Shares in accordance with your direction, your voting instructions must be received by the trustee no later than 8:00 a.m. Eastern Time on April 26, 2018. Please note that the proxy card covering your Plan Shares does not cover any other GATX shares held by you outside of the 401(k) Plans, and you will need to provide separate voting instructions for your non-Plan Shares as described above.

Who pays to prepare, mail, and solicit the proxies?

GATX pays all the costs of preparing, mailing, and soliciting proxies. We ask brokers, banks, voting trustees, and other nominees to forward proxy materials to the beneficial owners and to obtain authority to execute proxies, and we generally reimburse these brokers, banks, voting trustees, and other nominees for their expenses upon request.

We have retained D.F. King & Co., Inc. to aid in the solicitation of proxies by mail, telephone, facsimile, e-mail, and personal solicitation. For these services, we will pay D.F. King & Co., Inc. a fee of $9,500 plus expenses. In addition, certain directors, officers, or employees of the Company, who will receive no extra compensation for their services, may solicit proxies by telephone, facsimile, e-mail, or personal contact.

GATX CORPORATION - 2018 Proxy Statement	63

QUESTIONS AND ANSWERS ABOUT THE MEETING

Where can I find the voting results of the Annual Meeting?

We will publish final voting results in a Current Report on Form 8-K to be filed with the SEC within four business days after the Annual Meeting.

By Order of the Board of Directors,

Executive Vice President, General Counsel and

Corporate Secretary

64	GATX CORPORATION - 2018 Proxy Statement

Exhibit A	GATX Corporation Director Independence Standard

A director of the Company will not be considered “independent” if:

•	The director is, or has been within the last three years, an employee of the Company, or an immediate family member is, or has been within the last three years, an executive of the Company.

•	The director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent on continued service).

•	(A) The director is a current partner or employee of a firm that is the Company’s internal or external auditor; (B) the director has an immediate family member who is a current partner of such firm; (C) the director has an immediate family member who is a current employee of such firm and who works on the Company’s audit; or (D) the director or an immediate family member was within the last three years a partner or employee of such firm and personally worked on the Company’s audit within that time.

•	The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee.

•	The director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

•	The director is a partner of a firm providing tax, accounting, legal, or other consulting services to the Company which received payment from the Company for such services, in any of the last three fiscal years, in excess of $250,000.

•	The director is an executive officer or employee, or an immediate family member is an executive officer, of another company that does business with the Company and the sales by that company to the Company or purchases by that company from the Company, in any single fiscal year during the evaluation period, are more than the greater of 1% of the annual revenues of that company or $1 million.

•	The director is an executive officer or employee, or an immediate family member is an executive officer, of another company which is indebted to the Company, or to which the Company is indebted, and the total amount of either company’s indebtedness to the other at the end of the last completed fiscal year is more than 1% of the other company’s total consolidated assets.

•	The director serves as an officer, director, or trustee of a charitable organization, and the Company’s discretionary charitable contributions to the organization exceeded 1% of that organization’s total annual charitable receipts during its last completed fiscal year.

In addition, the Board will review all relevant facts and circumstances as to any other relationship which may exist between the Company and any director.

GATX CORPORATION - 2018 Proxy Statement	A-1

Exhibit B	Reconciliation of Non-GAAP Financial Measures

Non-GAAP Financial Measures

This Proxy Statement includes certain financial measures computed using non-GAAP components, as defined by the SEC. These measures are not in accordance with, or a substitute for, GAAP, and our financial measures may be different from non-GAAP financial measures used by other companies. We have provided a reconciliation of our non-GAAP components to the most directly comparable GAAP components.

We exclude the effects of certain tax adjustments and other items for purposes of presenting net income, diluted earnings per share, and return on equity because we believe these items are not attributable to our business operations. Management utilizes this information when analyzing financial performance because such amounts reflect the underlying operating results that are within management’s ability to influence. Accordingly, we believe presenting this information provides investors and other users of our financial statements with meaningful supplemental information for purposes of analyzing year-to-year financial performance on a comparable basis and assessing trends.

GATX CORPORATION - 2018 Proxy Statement	B-1

EXHIBIT B RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

Reconciliation

The following table shows our shareholders’ equity, excluding accumulated other comprehensive loss, as of December 31 (in millions):

	2017	2016	2015	2014
Shareholders’ equity (GAAP)	$1,792.7	$1,347.2	$1,280.2	$1,314.0
Add: accumulated other comprehensive loss	109.6	211.1	198.8	148.4
Less: impact of the Tax Cuts and Jobs Act of 2017	(315.9)	—	—	—

Shareholders’ Equity, as adjusted (non-GAAP)	$1,586.4	$1,558.3	$1,479.0	$1,462.4

The following tables show our net income, diluted earnings per share, and return on equity, excluding tax adjustments and other items, for the years ended December 31 (in millions, except per share data):

Impact of Tax Adjustments and Other Items on Net Income:	2017	2016	2015
Net income (GAAP)	$502.0	$257.1	$205.3
Adjustments attributable to consolidated pre-tax income:
Railcar impairment at Rail North America (1)	—	29.8	—
Net (gain) loss on wholly owned Portfolio Management marine investments (2)	(1.8)	2.5	9.2
Residual sharing settlement at Portfolio Management (3)	—	(49.1)	—
Early retirement program (4)	—	—	9.0

Total adjustments attributable to consolidated pre-tax income	$(1.8)	$(16.8)	$18.2
Income taxes thereon, based on applicable effective tax rate	$0.7	$7.2	$(6.9)
Other income tax adjustments attributable to consolidated income:
Impact of the Tax Cuts and Jobs Act of 2017 (5)	(315.9)	—	—
Foreign tax credit utilization (6)	—	(7.1)	—
Income tax rate change (7)	—	—	14.1

Total other income tax adjustments attributable to consolidated income	$(315.9)	$(7.1)	$14.1
Adjustments attributable to affiliates’ earnings, net of taxes:
Net (gain) loss on Portfolio Management marine affiliate (2)	—	(0.6)	11.9
Income tax rate changes (8)	—	(3.9)	(7.7)

Total adjustments attributable to affiliates’ earnings, net of taxes	$—	$(4.5)	$4.2

Net income, excluding tax adjustments and other Items (non-GAAP)	$185.0	$235.9	$234.9

Impact of Tax Adjustments and Other Items on Diluted Earnings Per Share:	2017	2016	2015
Diluted earnings per share (GAAP)	$12.75	$6.29	$4.69
Adjustments attributable to consolidated income, net of taxes:
Railcar impairment at Rail North America (1)	—	0.47	—
Net (gain) loss on wholly owned Portfolio Management marine investments (2)	(0.03)	0.04	0.13
Residual sharing settlement at Portfolio Management (3)	—	(0.74)	—
Early retirement program (4)	—	—	0.13
Impact of the Tax Cuts and Jobs Act of 2017 (5)	(8.02)	—	—
Foreign tax credit utilization (6)	—	(0.17)	—
Income tax rate change (7)	—	—	0.32
Adjustments attributable to affiliates’ earnings, net of taxes:
Net (gain) loss on Portfolio Management marine affiliate (2)	—	(0.02)	0.27
Income tax rate changes (8)	—	(0.10)	(0.18)

Diluted earnings per share, excluding tax adjustments and other items (non-GAAP)*	$4.70	$5.77	$5.37

* sum of individual components may not be additive due to rounding.

B-2	GATX CORPORATION - 2018 Proxy Statement

EXHIBIT B RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

Return on Equity:	2017	2016	2015
Return on Equity (GAAP)	32.0%	19.6%	15.8%
Return on Equity, excluding tax adjustments and other items (non-GAAP) (9)	13.1%	18.0%	18.1%
Return on Equity, applicable for performance share plan measures (non-GAAP) (10)	11.8%	16.3%	13.1%

(1)	In 2016, we recorded impairment losses related specifically to certain railcars in flammable service that we believe have been permanently and negatively impacted by regulatory changes.
(2)	In 2015, we made the decision to exit the majority of our non-core, marine investments within our Portfolio Management segment. As a result, we recorded gains and losses associated with the impairments and sales of certain investments.
(3)	Proceeds were recorded as a result of the settlement of a residual sharing agreement related to a residual guarantee we provided on certain rail assets.
(4)	Expenses associated with an early retirement program offered to certain eligible employees.
(5)	Amount shown represents the estimated impact of corporate income tax changes enacted by the Tax Cuts and Jobs Act (“Tax Act”), signed into law on December 22, 2017. The ultimate impact of the Tax Act may differ from these estimates, due to, among other things, changes in interpretations and assumptions made by us, additional guidance that may be issued by the U.S. Department of the Treasury, and actions that we may take.
(6)	Benefits attributable to the utilization of foreign tax credit carryforwards.
(7)	Deferred income tax adjustment attributable to an increase of our effective state income tax rate.
(8)	Deferred income tax adjustments due to enacted statutory rate decreases in the United Kingdom for each of 2016 and 2015.
(9)	Return on equity is calculated as net income, excluding tax adjustments and other items, divided by shareholders’ equity. For 2017, Shareholders’ equity excludes the impact of the Tax Act.
(10)	Return on equity is calculated as net income divided by shareholders’ equity. The net income component excludes the impact of the Tax Act of $315.9 million in 2017 and also excludes favorable adjustments of $15.6 million and $16.0 million in 2016 and 2015 related to a change in the accounting estimate of depreciable lives for railcars. The shareholders’ equity component excludes accumulated other comprehensive income for each year and also excludes the impact of the Tax Act in 2017.

GATX CORPORATION - 2018 Proxy Statement	B-3

Exhibit C	Location of the 2018 Annual Meeting of the Shareholders of GATX Corporation

The Northern Trust Company, 50 S. LaSalle Street, Chicago, Illinois

The Annual Meeting will be held in the Assembly Room, Sixth Floor, of The Northern Trust Company, which is located at 50 S. LaSalle Street on the northwest corner of the intersection of LaSalle and Monroe Streets in Chicago, Illinois.

GATX CORPORATION - 2018 Proxy Statement	C-1

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

The deadline for submitting proxies by Internet or telephone is 11:59 p.m. Eastern Time, on April 29 (for registered shares) and 8:00 a.m. Eastern Time, on April 26 (for Plan Shares, as defined in the Proxy Statement).

Vote by Internet
• Go to www.envisionreports.com/GATX
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL OF THE DIRECTOR NOMINEES IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3.

1.	ELECTION OF DIRECTORS:												+
	Nominees:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
	01 - Diane M. Aigotti	☐	☐	☐	05 - James B. Ream	☐	☐	☐	08 - Casey J. Sylla	☐	☐	☐

	02 - Anne L. Arvia	☐	☐	☐	06 - Robert J. Ritchie	☐	☐	☐	09 - Stephen R. Wilson	☐	☐	☐

	03 - Ernst A. Häberli	☐	☐	☐	07 - David S. Sutherland	☐	☐	☐	10 - Paul G. Yovovich	☐	☐	☐

	04 - Brian A. Kenney	☐	☐	☐

		For	Against	Abstain	For	Against	Abstain
2.	ADVISORY RESOLUTION TO APPROVE EXECUTIVE COMPENSATION	☐	☐	☐

3. RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR ENDING DECEMBER 31, 2018

In their discretion, the Proxies are authorized to vote upon other matters as may properly come before the meeting.

					☐	☐	☐

B	Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

Important notice regarding the internet availability of proxy materials for the Annual Meeting of Shareholders. The Proxy Statement and the 2017 Annual Report to Shareholders are available at: www.envisionreports.com/GATX

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — GATX Corporation

PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS

April 30, 2018

THIS PROXY IS SOLICITED ON BEHALF OF GATX CORPORATION’S BOARD OF DIRECTORS

The undersigned hereby constitutes and appoints Brian A. Kenney, Deborah A. Golden, and Robert C. Lyons, and each of them, the undersigned’s true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Shareholders of GATX CORPORATION to be held at The Northern Trust Company, 50 South LaSalle Street, Sixth Floor Assembly Room, Chicago, Illinois 60603 on Monday, April 30, 2018, at 12:00 p.m. Central Time, and at any adjournment thereof, on all matters coming before said meeting.

This proxy, when properly executed and returned, will be voted in the manner directed herein by the undersigned shareholder. If this proxy is properly executed and returned but no direction is made, this proxy will be voted FOR all director nominees in proposal 1 and FOR proposals 2 and 3. Whether or not direction is made, this proxy, when properly executed, will be voted in the discretion of the proxy holders upon such other business as may properly come before the Annual Meeting of Shareholders or any adjournment or postponement thereof.

RECEIPT IS HEREBY ACKNOWLEDGED OF THE GATX CORPORATION NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

(Continued and to be marked, dated, and signed, on the other side.)

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Proposals — THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL OF THE DIRECTOR NOMINEES IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3.

1.	ELECTION OF DIRECTORS:												+
	Nominees:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
	01 - Diane M. Aigotti	☐	☐	☐	05 - James B. Ream	☐	☐	☐	08 - Casey J. Sylla	☐	☐	☐

	02 - Anne L. Arvia	☐	☐	☐	06 - Robert J. Ritchie	☐	☐	☐	09 - Stephen R. Wilson	☐	☐	☐

	03 - Ernst A. Häberli	☐	☐	☐	07 - David S. Sutherland	☐	☐	☐	10 - Paul G. Yovovich	☐	☐	☐

	04 - Brian A. Kenney	☐	☐	☐

		For	Against	Abstain	For	Against	Abstain
2.	ADVISORY RESOLUTION TO APPROVE EXECUTIVE COMPENSATION	☐	☐	☐

3. RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR ENDING DECEMBER 31, 2018

In their discretion, the Proxies are authorized to vote upon other matters as may properly come before the meeting.

					☐	☐	☐

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

Important notice regarding the internet availability of proxy materials for the Annual Meeting of Shareholders. The Proxy Statement and the 2017 Annual Report to Shareholders are available at: www.edocumentview.com/GATX

▼  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — GATX Corporation

PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS

April 30, 2018

THIS PROXY IS SOLICITED ON BEHALF OF GATX CORPORATION’S BOARD OF DIRECTORS

The undersigned hereby constitutes and appoints Brian A. Kenney, Deborah A. Golden, and Robert C. Lyons, and each of them, the undersigned’s true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Shareholders of GATX CORPORATION to be held at The Northern Trust Company, 50 South LaSalle Street, Sixth Floor Assembly Room, Chicago, Illinois 60603 on Monday, April 30, 2018, at 12:00 p.m. Central Time, and at any adjournment thereof, on all matters coming before said meeting.

This proxy, when properly executed and returned, will be voted in the manner directed herein by the undersigned shareholder. If this proxy is properly executed and returned but no direction is made, this proxy will be voted FOR all director nominees in proposal 1 and FOR proposals 2 and 3. Whether or not direction is made, this proxy, when properly executed, will be voted in the discretion of the proxy holders upon such other business as may properly come before the Annual Meeting of Shareholders or any adjournment or postponement thereof.

RECEIPT IS HEREBY ACKNOWLEDGED OF THE GATX CORPORATION NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

(Continued and to be marked, dated, and signed, on the other side.)